Exhibit 7.01

THIS IS NOT A SOLICITATION OF VOTES ON THE PLAN.  VOTES MAY NOT BE SOLICITED UNTIL THE BANKRUPTCY COURT HAS APPROVED A DISCLOSURE STATEMENT.  THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT.  THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE.  THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re HIPCRICKET, INC.,1 Debtor.	Chapter 11 Case No. 15-10104 (LSS)

AMENDED DISCLOSURE STATEMENT FOR THE
PLAN OF REORGANIZATION OF HIPCRICKET, INC.

Ira D. Kharasch (CA Bar No. 109084)
Linda F. Cantor (CA Bar No. 153762)
PACHULSKI STANG ZIEHL & JONES LLP
10100 Santa Monica Boulevard, 13th Floor
Los Angeles, CA 90067
Telephone:  (310) 277-6910
E-mail:  ikharasch@pszjlaw.com
              lcantor@pszjlaw.com

- and -

James O’Neill (DE Bar No. 4042)
PACHULSKI STANG ZIEHL & JONES LLP
919 North Market Street, 17th Floor
P.O. Box 8705
Wilmington, DE 19899-8705 (Courier 19801)
Telephone: (302) 652-4100
E-mail:  joneill@pszjlaw.com

Counsel to Debtor and Debtor in Possession

Charles A. Beckham, Jr. (TX Bar No. 02016600)
HAYNES AND BOONE, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Telephone: (713) 547-2000
Email: charles.beckham@haynesboone.com

- and -

Trevor R. Hoffmann (NY Bar No. 24048806)
HAYNES AND BOONE, LLP
30 Rockefeller Plaza, 26th Floor
New York, NY 10112
Telephone: (212) 659-7300
Email: trevor.hoffmann@haynesboone.com

Counsel to Plan Sponsor

1The last four digits of the Debtor’s tax identification number are 2076. The location of the Debtor’s headquarters and the service address for the Debtor is 110 110th Avenue NE, Suite 410, Bellevue, WA 98004.

DISCLAIMERS

THIS DISCLOSURE STATEMENT PROVIDES INFORMATION REGARDING THE PLAN OF REORGANIZATION OF HIPCRICKET, INC. THAT THE PROPONENTS ARE SEEKING TO HAVE CONFIRMED BY THE BANKRUPTCY COURT.  THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES TO, AND CONFIRMATION OF, THE PLAN AND MAY NOT BE RELIED ON FOR ANY OTHER PURPOSE. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A DETERMINATION OR RECOMMENDATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR THE MERITS OF THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, AND CERTAIN FINANCIAL INFORMATION.  ALTHOUGH THE DEBTOR BELIEVES THAT THESE SUMMARIES ARE FAIR AND ACCURATE AND PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF, OR ARE INCONSISTENT WITH, SUCH DOCUMENTS.

ALTHOUGH THE DEBTOR HAS MADE EVERY EFFORT TO BE ACCURATE, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN THE SUBJECT OF AN AUDIT OR OTHER REVIEW BY AN ACCOUNTING FIRM.  IN THE EVENT OF ANY CONFLICT, INCONSISTENCY, OR DISCREPANCY BETWEEN THE TERMS AND PROVISIONS IN THE PLAN, THIS DISCLOSURE STATEMENT, THE EXHIBITS ANNEXED TO THIS DISCLOSURE STATEMENT, OR THE FINANCIAL INFORMATION INCORPORATED HEREIN OR THEREIN BY REFERENCE, THE PLAN SHALL GOVERN FOR ALL PURPOSES.  ALL HOLDERS OF CLAIMS SHOULD READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN.

THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.  HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH HEREIN.  ALTHOUGH THE DEBTOR HAS MADE AN EFFORT TO DISCLOSE WHERE CHANGES IN PRESENT CIRCUMSTANCES COULD REASONABLY BE EXPECTED TO AFFECT MATERIALLY THE RECOVERY UNDER THE PLAN, THIS DISCLOSURE STATEMENT IS QUALIFIED TO THE EXTENT CERTAIN EVENTS DO OCCUR.

IRS CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND INTERESTS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE PLAN PROPONENTS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW.  THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY FEDERAL, STATE, LOCAL OR FOREIGN REGULATORY AGENCY, NOR HAS THE SEC OR ANY OTHER SUCH AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT.  PERSONS OR ENTITIES HOLDING OR TRADING IN, OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING, SECURITIES OF OR CLAIMS AGAINST THE DEBTOR SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

THE DEBTOR MAKES STATEMENTS IN THIS DISCLOSURE STATEMENT THAT ARE CONSIDERED FORWARD-LOOKING STATEMENTS UNDER THE FEDERAL SECURITIES LAWS.  STATEMENTS CONCERNING THESE AND OTHER MATTERS ARE NOT GUARANTEES OF THE DEBTOR’S FUTURE PERFORMANCE.  SUCH FORWARD-LOOKING STATEMENTS REPRESENT THE DEBTOR’S ESTIMATES AND ASSUMPTIONS ONLY AS OF THE DATE SUCH STATEMENTS WERE MADE AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, AND OTHER UNKNOWN FACTORS THAT COULD IMPACT THE DEBTOR’S RESTRUCTURING PLANS OR CAUSE THE ACTUAL RESULTS OF THE DEBTOR TO BE MATERIALLY DIFFERENT FROM THE HISTORICAL RESULTS OR FROM ANY FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.  IN ADDITION TO STATEMENTS THAT EXPLICITLY DESCRIBE SUCH RISKS AND UNCERTAINTIES, READERS ARE URGED TO CONSIDER STATEMENTS LABELED WITH THE TERMS “BELIEVES,” “BELIEF,” “EXPECTS,” “INTENDS,” “ANTICIPATES,” “PLANS,” OR SIMILAR TERMS TO BE UNCERTAIN AND FORWARD-LOOKING.  THERE CAN BE NO ASSURANCE THAT THE RESTRUCTURING TRANSACTION DESCRIBED HEREIN WILL BE CONSUMMATED.  CREDITORS AND OTHER INTERESTED PARTIES SHOULD SEE THE SECTION OF THIS DISCLOSURE STATEMENT ENTITLED “RISK FACTORS” FOR A DISCUSSION OF CERTAIN FACTORS THAT MAY AFFECT THE FUTURE FINANCIAL PERFORMANCE OF THE REORGANIZED DEBTOR.

TABLE OF CONTENTS

		Page(s)
I.	INTRODUCTION	1
A.	Overview of the Plan	1
1.	General Structure of the Plan	1
2.	Material Terms of the Plan	2
3.	Summary of Treatment of Claims and Interests Under the Plan	3
B.	Plan Voting Instructions and Procedures	3
1.	Voting Rights	3
2.	Solicitation Materials	4
3.	Voting Instructions	5
4.	Confirmation Hearing and Deadline for Objections to Confirmation	7
II.	GENERAL INFORMATION ABOUT THE DEBTOR	8
A.	Background	8
B.	Corporate Structure and Management	8
C.	Revenues	9
D.	Prepetition Capital Structure	9
1.	Secured Debt	9
2.	Unsecured Debt	9
3.	Interests	9
E.	SEC Filings	9
F.	Events Leading to the Filing of the Chapter 11 Case	10
1.	General Operating Performance and Liquidity Issues	10
2.	Sales Efforts and Decision to File a Chapter 11 Case	10
III.	THE CHAPTER 11 CASE	11
A.	First Day Orders	12
B.	Additional Orders	13
C.	SITO DIP Facility	13
D.	Bid Procedures and Auction Process	13
E.	The ESW Capital DIP Facility	15
F.	United States Trustee	15
G.	Appointment of Creditors’ Committee	15
H.	Meeting of Creditors	15
I.	Schedules, Statements of Financial Affairs and Claims Bar Dates	15
IV.	SUMMARY OF THE CHAPTER 11 PLAN	16
A.	Treatment of Unclassified Claims	16
1.	Administrative Claims	16
2.	Allowed Priority Tax Claims	17
3.	Ordinary Course Liabilities	17
B.	Classification and Treatment of Claims and Interests	17
1.	Class 1: Secured Claims	18
2.	Class 2: Priority Unsecured Non-Tax Claims	18
3.	Class 3: General Unsecured Claims	18
4.	Class 4: Subordinated Claims	18
5.	Class 5: Equity Interests	18
C.	Acceptance or Rejection of the Plan	19
1.	Impaired Classes of Claims Entitled to Vote	19
2.	Acceptance by an Impaired Class	19
3.	Presumed Acceptances by Unimpaired Classes	19
4.	Impaired Classes Deemed to Reject Plan	19
D.	Means for Implementation of the Plan	19
1.	Continued Corporate Existence	19
2.	Management and Board of Directors	19
3.	Arrangements with the Distribution Trustee	19
4.	The Closing	20
5.	Tax Treatment of the Distribution Trust	21
6.	Right to Enforce, Compromise, or Adjust Distribution Trust Assets	21
7.	Preservation of Rights of Action	21
8.	Officers of Reorganized Debtor	22
9.	Vesting of Property in Reorganized Debtor	22
10.	Yahoo Rights	22
11.	Effectuating Documents; Further Transactions	23
12.	Exemption From Transfer Taxes	23
13.	Corporate Action	23
E.	Treatment of Executory Contracts and Unexpired Leases	23
1.	Assumption of Executory Contracts	23
2.	Rejection of Executory Contracts	24
3.	Procedures Related to Assumption of Executory Contracts	24
4.	Rejection Claim Bar Date	25
5.	Indemnification Obligations	25
6.	Treatment of Compensation and Benefit Programs	25

F.	Provisions Governing Distributions	26
1.	Distributions for Allowed Claims	26
2.	Procedures Regarding Distributions from the Distribution Trust	28
G.	Procedures for Resolution of Disputed Claims	28
1.	Right to Object to Claims	28
2.	Deadline for Objecting to Claims	28
3.	Deadline for Responding to Claim Objections	28
4.	Right to Request Estimation of Claims	29
H.	Injunctions, Releases, and Discharge	29
1.	Discharge and Release	29
2.	Discharge Injunction	29
3.	Exoneration and Reliance	29
4.	Additional Releases	30
5.	Exculpation	30
I.	Conditions to Confirmation and Effectiveness	30
1.	Conditions to Confirmation	30
2.	Conditions to Effectiveness	31
J.	Dissolution of Creditors’ Committee	31
K.	Modification, Revocation or Withdrawal of the Plan	31
1.	Defects, Omissions, and Amendments of the Plan	31
2.	Withdrawal of the Plan	31
L.	Retention of Jurisdiction	32
1.	Exclusive Bankruptcy Court Jurisdiction	32
2.	Limitations on Jurisdiction	33
V.	POST-EFFECTIVE DATE OPERATIONAL/FINANCIAL INFORMATION	33
VI.	RISK FACTORS	34
A.	Risks Related to Bankruptcy	34
1.	Parties May Object to the Plan’s Classification of Claims and Interests	34
2.	The Debtor May Not Be Able to Obtain Confirmation of the Plan	34
3.	The Conditions Precedent to the Effective Date of the Plan May Not Occur	34
4.	Risks Associated with Proving and Collecting Claims Asserted in Litigation	34
5.	Allowed Claims May Substantially Exceed Estimates	34
B.	Risks Related to Financial Information	35
VII.	CONFIRMATION OF THE PLAN	35
A.	The Confirmation Hearing	35
B.	Requirements for Confirmation of the Plan	35
C.	Best Interests of Creditors / Liquidation Analysis	36
D.	Feasibility	37
E.	Acceptance by Impaired Classes	37
F.	Confirmation Without Acceptance by All Impaired Classes	37
1.	No Unfair Discrimination	38
2.	Fair and Equitable Test	38
VIII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	38
A.	Disclaimers	38
B.	Certain U.S. Federal Income Tax Consequences to Holders of Claims	40
1.	Receipt of Cash in Satisfaction of Claim	40
2.	Backup Withholding Tax and Information Reporting Requirements	40
3.	Certain Tax Consequences in Relation to Distribution Trust and Creditor-Beneficiaries Thereof	40
IX.	CERTAIN SECURITIES LAW MATTERS	41
A.	In General	41
B.	Distribution Trust Related Matters	42
1.	Initial Issuance of Beneficial Interests	42
2.	Resales	43
3.	Exchange Act Compliance	43
4.	Compliance if Required	43
X.	RECOMMENDATION	44

EXHIBITS

EXHIBIT A                      Plan of Reorganization

EXHIBIT B                      Liquidation Analysis

THE DEBTOR AND PLAN SPONSOR HEREBY ADOPT AND INCORPORATE EACH EXHIBIT ATTACHED TO THIS DISCLOSURE STATEMENT BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN

I.	INTRODUCTION

Hipcricket, Inc. (“Hipcricket” or the “Debtor”) and ESW Capital, LLC (“ESW” or the “Plan Sponsor”) hereby submit this disclosure statement (the “Disclosure Statement”) pursuant to sections 1125 and 1126(b) of Title 11 of the United States Code (the “Bankruptcy Code”), in connection with the solicitation of votes on the Plan of Reorganization of Hipcricket, Inc., dated March 20, 2015 (as amended, supplemented or otherwise modified from time to time pursuant to its terms, the “Plan”).  A copy of the Plan is attached hereto as Exhibit A.2  The Official Committee of Unsecured Creditors appointed in the Debtor’s case supports the Plan and confirmation thereof.

The purpose of this Disclosure Statement is to enable Creditors whose Claims are Impaired under the Plan and who are entitled to vote to make an informed decision in exercising their right to accept or reject the Plan.  This Disclosure Statement sets forth certain information regarding the Debtor’s prepetition operating and financial history, its reasons for seeking protection and reorganization under chapter 11 of the Bankruptcy Code and the anticipated organization, operations, and financing of the Debtor upon its successful emergence from bankruptcy protection.  This Disclosure Statement also describes certain terms and provisions of the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the Plan, the business of the Debtor or Reorganized Debtor, and the securities that may be issued under the Plan, including the issuance of New Equity to the Plan Sponsor, and the manner in which Distributions will be made under the Plan.  In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims entitled to vote under the Plan must follow for their votes to be counted.

A.	Overview of the Plan

1.	General Structure of the Plan

The Plan provides for the payment in full of all Allowed Administrative Claims (except the Allowed DIP Claim, which shall receive a combination of New Equity and payment in cash), the satisfaction of all Allowed Secured Claims, and the payment in full of all Allowed Priority Tax Claims and Allowed Priority Unsecured Non-Tax Claims, consistent with section 1129 of the Bankruptcy Code.  The Plan also provides for the cancellation of all of the Debtor’s existing equity interests and the issuance of New Equity in the Reorganized Debtor.  The New Equity will be issued to the Plan Sponsor and to the DIP Lender, to the extent that the DIP Lender exercises the Subscription Option.  The Plan further provides that each holder of an Allowed General Unsecured Claim shall receive its pro rata share of (i) the remaining Consideration after payment of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Secured Claims, and Allowed Priority Unsecured Non-Tax Claims, and (ii) the Beneficial Interest in the Distribution Trust in accordance with the Distribution Trust Agreement.

If a holder of an Allowed General Unsecured Claim agrees in writing with the Debtor or the Reorganized Debtor, and with the Plan Sponsor, to accept some less favorable treatment of its Allowed General Unsecured Claim, such holder’s Allowed General Unsecured Claim shall be satisfied, settled, released, and discharged in accordance with the terms of such writing.

2
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.  The summary of the Plan provided herein is qualified in its entirety by reference to the Plan.  In the case of any inconsistency between the summary herein and the Plan, the Plan shall govern.

THE DEBTOR AND PLAN SPONSOR BELIEVE THAT THE PLAN IS FAIR AND EQUITABLE, WILL MAXIMIZE THE VALUE TO THE ESTATE, IS IN THE BEST INTERESTS OF THE DEBTOR AND ITS STAKEHOLDERS, AND WILL ENABLE THE DEBTOR TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11.  THE PLAN HAS THE FULL SUPPORT OF THE CREDITORS’ COMMITTEE.

FOR THESE REASONS, THE DEBTOR AND THE CREDITORS’ COMMITTEE URGE HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE TO TIMELY RETURN THEIR BALLOTS AND TO VOTE TO ACCEPT THE PLAN.

2.	Material Terms of the Plan

The following is an overview of certain material terms of the Plan:

●	The Debtor will be reorganized pursuant to the Plan and continue in operation following the Effective Date.

●
On the Effective Date, the DIP Claim shall be Allowed and, pursuant to the Subscription Option, the DIP Lender shall have the option to exchange a total of up to $3,000,000 in satisfaction of such amount of its Allowed DIP Claim for up to a total of 600 shares, equal to 60 percent, of the issued New Equity, at a rate of $5,000 of its Allowed DIP Claim for one (1) share of New Equity, and (ii) the DIP Lender, on account of being the holder of the Allowed DIP Claim, shall receive, from the Consideration, payment in Cash of the remaining amount of the Allowed DIP Claim after the DIP Lender has exercised the Subscription Option to receive its share of the New Equity.

●	The Consideration payable by the Plan Sponsor under the Plan shall be reduced on a dollar-for-dollar basis to reflect any and all Claims exchanged for New Equity pursuant to the Subscription Option.

●
Except with regards to the Allowed DIP Claim, all Allowed Administrative Claims, Allowed Secured Claims, Allowed Priority Tax Claims, Allowed Priority Unsecured Non-Tax Claims,  will be paid or otherwise satisfied in full as required by the Bankruptcy Code, unless otherwise agreed to by the Debtor and the holders of such Claims.

●
The Debtor shall continue to pay each Ordinary Course Liability, accrued prior to the Effective Date, pursuant to the payment terms and conditions of the particular transaction giving rise to the Ordinary Course Liability, and the Approved Budget. The Reorganized Debtor shall continue to pay each Ordinary Course Liability accrued after the Effective Date, pursuant to the payment terms and conditions of the particular transaction giving rise to the Ordinary Course Liability.

●
On the Effective Date, solely to the extent an Allowed Secured Claim is collateralized by a segregated bank account, then the holder of such Allowed Secured Claim shall receive, on account of and in full and complete settlement, release and discharge of, and in exchange for, such Secured Claim, have its Claim satisfied by receipt of the Cash deposited in the segregated bank account. All other holders of Allowed Secured Claims shall, at the election of the Plan Sponsor, on account of and in full and complete settlement, release and discharge of, and in exchange for, such Secured Claims, have their Claims satisfied by the Reorganized Debtor by either (i) reinstatement pursuant to section 1124 of the Bankruptcy Code, (ii) receipt of the collateral securing such claim and any interest required to be paid pursuant to section 506(b) of the Bankruptcy Code, (iii) such other treatment as the Plan Sponsor and the applicable holder of the Allowed Secured Claim may agree, or (iv) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

●
On the Effective Date, each holder of an Allowed General Unsecured Claim shall receive, on account of and in full and complete settlement, release and discharge of, and in exchange for its Allowed General Unsecured Claim, its Pro Rata Share of (i) the remaining Consideration after payment of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Secured Claims, and Allowed Priority Unsecured Non-Tax Claims, and (ii) the Beneficial Interest in the Distribution Trust in accordance with the Distribution Trust Agreement.

●	No Distributions will be made to holders of Allowed Subordinated Claims. On the Effective Date, all Allowed Subordinated Claims will be released and discharged.

●
No Distributions will be made to holders of Allowed Equity Interests. On the Effective Date, all Allowed Equity Interests shall be deemed automatically cancelled, released, and extinguished without further action by the Debtor or the Reorganized Debtor, and the obligations of the Debtor and the Reorganized Debtor thereunder shall be discharged.

3.	Summary of Treatment of Claims and Interests Under the Plan

The table below summarizes the classification and treatment of the Claims and Interests under the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE.  FOR A COMPLETE DESCRIPTION OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN.

Class	Claim or Interest	Summary of Treatment	Projected Recovery Under Plan
1	Secured Claims	Unimpaired; Deemed to Accept Plan	100%
2	Priority Unsecured Non-Tax Claims	Unimpaired; Deemed to Accept Plan	100%
3	General Unsecured Claims	Impaired; Entitled to Vote on Plan	17.6% – 21.4%
4	Subordinated Claims	Impaired; Deemed to Reject Plan	0%
5	Equity Interests	Impaired; Deemed to Reject Plan	0%

THE DEBTOR BELIEVES THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AGAINST THE DEBTOR AND THUS STRONGLY RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.  THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS ALSO SUPPORTS THE CONFIRMATION OF THE PLAN.

B.	Plan Voting Instructions and Procedures

1.	Voting Rights

Under the Bankruptcy Code, acceptance of a plan of reorganization by a Class of Claims is determined by calculating the number and the amount of Claims voting to accept, based on the actual total Allowed Claims voting on the Plan.  Acceptance by a Class of Claims requires more than one-half of the number of total Allowed Claims in the Class to vote in favor of the Plan and at least two-thirds in dollar amount of the total Allowed Claims in the Class to vote in favor of the Plan.

Under the Bankruptcy Code, only Classes of Claims or Interests that are “Impaired” and that are not deemed as a matter of law to have rejected a plan of reorganization under section 1126 of the Bankruptcy Code are entitled to vote to accept or reject the Plan.  Any Class that is “Unimpaired” is not entitled to vote to accept or reject a plan of reorganization and is conclusively presumed to have accepted the Plan.  As set forth in section 1124 of the Bankruptcy Code, a Class is “Impaired” if the legal, equitable, or contractual rights attaching to the claims or equity interests of that Class are modified or altered.

Pursuant to the Plan, Claims in Class 3 (General Unsecured Claims) are Impaired by, and entitled to receive a Distribution under the Plan, and only the holders of Claims in this Class are entitled to vote to accept or reject the Plan.  Whether a holder of a Claim in Class 3 may vote to accept or reject the Plan will also depend on whether the holder held such Claim as of [DATE], 2015 (the “Voting Record Date”).

Pursuant to the Plan, Claims in Classes 1 and 2 are Unimpaired by the Plan, and such holders are deemed to have accepted the Plan and are therefore not entitled to vote on the Plan.

Pursuant to the Plan, Claims and Interests in Classes 4 and 5 will not receive or retain any property under the Plan on account of such Claims or Interests, as applicable, and are, therefore, deemed to reject the Plan and are not entitled to vote on the Plan.

2.	Solicitation Materials

The Debtor, with the approval of the Bankruptcy Court, has engaged Rust Consulting | Omni Bankruptcy (the “Voting Agent”) to serve as the voting agent to process and tabulate Ballots for each Class entitled to vote on the Plan and to generally oversee the voting process.  The following materials shall constitute the solicitation package (the “Solicitation Package”):

●	This Disclosure Statement, including the Plan and all other Exhibits annexed thereto;

●	The Bankruptcy Court order conditionally approving this Disclosure Statement (the “Conditional Disclosure Statement Order”);

●
The notice of, among other things, (i) the date, time, and place of the hearing to consider Confirmation of the Plan and related matters and (ii) the deadline for filing objections to Confirmation of the Plan and the Disclosure Statement (the “Confirmation Hearing Notice”);

●	One or more Ballots, as applicable, to be used in voting to accept or to reject the Plan and applicable instructions with respect thereto (the “Voting Instructions”);

●	A letter from the Creditors’ Committee recommending that General Unsecured Creditors vote to accept the plan;

●	A pre-addressed return envelope; and

●	Such other materials as the Bankruptcy Court may direct or approve.

The Debtor, through the Voting Agent, will distribute the Solicitation Package in accordance with the Conditional Disclosure Statement Order.  The Solicitation Package is also available at the Voting Agent’s website at www.omnimgt.com/hipcricket.

Prior to the Confirmation Hearing, the Debtor intends to file a Plan Supplement that includes, among other things, (a) the Designated Contracts as well as the estimated Cure for each such Designated Contract, (b) the forms of the New Corporate Governance Documents, (c) the identities of the members of the New Board accompanied by any disclosures required by section 1129(a)(5) of the Bankruptcy Code in connection therewith, (d) the identity of the Distribution Trustee, and (e) the Distribution Trust Agreement.  As the Plan Supplement is updated or otherwise modified, such modified or updated documents will be made available on the Voting Agent’s website at www.omnimmgt.com/hipcricket.

If you are the holder of a Claim and believe that you are entitled to vote on the Plan, but you did not receive a Ballot or your Ballot is damaged or illegible, or if you have any questions concerning voting procedures, you should contact the Voting Agent by writing to Hipcricket, Inc., Ballot Processing, c/o Rust Consulting | Omni Bankruptcy, 5955 DeSoto Avenue, Suite 100, Woodland Hills, CA 91367, or by telephone at (818) 906-8300 or via email at hipcricket@omnimgt.com.  If the reason that you did not receive a Ballot is because your Claim is subject to a pending claim objection and you wish to vote on the Plan, you must file a motion pursuant to Bankruptcy Rule 3018 with the Bankruptcy Court for the temporary allowance of your Claim for voting purposes by [DATE], 2015, or you will not be entitled to vote to accept or reject the Plan.

THE DEBTOR, REORGANIZED DEBTOR AND DISTRIBUTION TRUST, AS APPLICABLE, RESERVE THE RIGHT THROUGH THE CLAIM OBJECTION PROCESS TO OBJECT TO OR SEEK TO DISALLOW ANY CLAIM FOR DISTRIBUTION PURPOSES.

3.	Voting Instructions

All votes to accept or reject the Plan must be cast by using the Ballots enclosed with the Solicitation Packages.  No votes other than ones using such Ballots will be counted, except to the extent the Bankruptcy Court orders otherwise.  The Bankruptcy Court has fixed the Voting Record Date for the determination of the holders of Claims who are entitled to (a) receive a copy of this Disclosure Statement and all of the related materials and (b) vote to accept or reject the Plan.  The Voting Record Date and all of the Debtor’s solicitation and voting procedures shall apply to all of the Debtor’s Creditors and other parties in interest.

After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your Ballot, you are asked to indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the accompanying Ballot.

The deadline to vote on the Plan is [DATE], 2015 at 4:00 p.m. (Eastern Time) (the “Voting Deadline”).  In order for your vote to be counted, your Ballot must be properly completed in accordance with the Voting Instructions on the Ballot, and received no later than the Voting Deadline at the following address:

HIPCRICKET, INC.
Ballot Processing
c/o Rust Consulting | Omni Bankruptcy
5955 DeSoto Avenue, Suite 100
Woodland Hills, CA 91367

Only the Holders of Claims in Class 3 as of the Voting Record Date are entitled to vote to accept or reject the Plan, and they may do so by completing the appropriate Ballots and returning them in the envelope provided by the Voting Agent so as to be actually received by the Voting Agent by the Voting Deadline.  Each holder of a Claim must vote its entire Claim within a particular Class either to accept or reject the Plan and may not split such votes.  If multiple Ballots are received from the same holder with respect to the same Claim prior to the Voting Deadline, the last timely received, properly executed Ballot will be deemed to reflect that voter’s intent and will supersede and revoke any prior Ballot.  The Ballots will clearly indicate the appropriate return address.  It is important to follow the specific instructions provided on each Ballot.

Unless otherwise provided in the Voting Instructions accompanying the Ballots or otherwise ordered by the Bankruptcy Court, the following Ballots will not be counted in determining whether the Plan has been accepted or rejected:

●	Any Ballot that fails to clearly indicate an acceptance or rejection, or that indicates both an acceptance and a rejection, of the Plan;

●	Any Ballot received after the Voting Deadline, except if the Debtor has granted an extension of the Voting Deadline with respect to such Ballot, or by order of the Bankruptcy Court;

●	Any Ballot containing a vote that the Bankruptcy Court determines was not solicited or procured in good faith or in accordance with the applicable provisions of the Bankruptcy Code;

●	Any Ballot that is illegible or contains insufficient information to permit the identification of the Claim holder;

●	Any Ballot cast by a Person or Entity that does not hold an Allowed Claim in a voting Class; and

●	Any unsigned Ballot or Ballot without an original signature.

Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan.  In the case where more than one timely, properly completed Ballot is received, only the Ballot that bears the latest date will be counted for purposes of determining whether the requisite acceptances have been received.  Any party who has delivered a properly completed Ballot for the acceptance or rejection of the Plan that wishes to withdraw such acceptance or rejection rather than changing its vote may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline.  To be valid, a notice of withdrawal must (i) contain the description of the Claims to which it relates and the aggregate principal amount represented by such Claims, (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claims and possesses the right to withdraw the vote sought to be withdrawn, and (iv) be actually received by the Voting Agent prior to the Voting Deadline.

The Debtor, in its sole discretion, subject to contrary order of the Court, may waive any defect in any Ballot at any time, either before or after the close of voting, and without notice.  Except as otherwise provided herein, the Debtor may, in its sole discretion, reject such defective Ballot as invalid and, therefore, not count it in connection with confirmation of the Plan.

ALL BALLOTS ARE ACCOMPANIED BY VOTING INSTRUCTIONS.  IT IS IMPORTANT THAT THE HOLDER OF A CLAIM IN THE CLASS ENTITLED TO VOTE FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED WITH EACH BALLOT.

If you have any questions about (a) the procedure for voting your Claim, (b) the Solicitation Package that you have received, or (c) the amount of your Claim, or if you wish to obtain, at your own expense (unless otherwise specifically required by Bankruptcy Rule 3017(d)), an additional copy of the Plan, this Disclosure Statement, or any appendices or Exhibits to such documents, please contact the Voting Agent at the address specified above.  Copies of the Plan, Disclosure Statement, and other documents filed in this Chapter 11 Case may be obtained free of charge on the Voting Agent’s website at www.omnimgt.com/hipcricket.  Documents filed in this case may also be examined between the hours of 8:00 a.m. and 4:00 p.m., prevailing Eastern Time, Monday through Friday, at the Office of the Clerk of the Bankruptcy Court, 824 North Market Street, 3rd Floor, Wilmington, Delaware 19801.

The Voting Agent will process and tabulate Ballots for the Class(es) entitled to vote to accept or reject the Plan and will file a voting report (the “Voting Report”) as soon as reasonably practicable following the Voting Deadline.  The Voting Report will, among other things, describe every Ballot that does not conform to the Voting Instructions or that contains any form of irregularity, including, but not limited to, those Ballots that are late, illegible (in whole or in material part), unidentifiable, lacking signatures, lacking necessary information, or damaged.

THE DEBTOR, PLAN SPONSOR AND CREDITORS’ COMMITTEE URGE HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE TO TIMELY RETURN THEIR BALLOTS AND TO VOTE TO ACCEPT THE PLAN BY THE VOTING DEADLINE.

4.	Confirmation Hearing and Deadline for Objections to Confirmation

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on Confirmation of the Plan.  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

The Bankruptcy Court has scheduled the Confirmation Hearing to commence on [DATE], 2015 at [TIME] (Eastern Time), before the Honorable Laurie Selber Silverstein, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, 6th Floor, Wilmington, Delaware 19801.  The Confirmation Hearing Notice, which sets forth the time and date of the Confirmation Hearing has been included along with this Disclosure Statement.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

Objections to Confirmation of the Plan and adequacy of the Disclosure Statement must be filed and served on the Debtor, the Plan Sponsor, and certain other entities, all in accordance with the Confirmation Hearing Notice, so that they are actually received by no later than [DATE], 2015 at [TIME] (Eastern Time).  Unless objections to Confirmation of the Plan and adequacy of the Disclosure Statement are timely served and filed in compliance with the Conditional Disclosure Statement Order, which is attached to this Disclosure Statement, they may not be considered by the Bankruptcy Court.

II.	GENERAL INFORMATION ABOUT THE DEBTOR

A.	Background

Headquartered in Bellevue, Washington, the Debtor is in the business of providing end-to-end, data-driven mobile advertising and marketing solutions through its proprietary AD LIFE® software-as-a service platform (the “AD LIFE Platform” or “Platform”) - a proprietary, mobile engagement platform for businesses to communicate with customers through cellphones, tablets, and other mobile devices.  The Platform powers mobile marketing and mobile advertising campaigns using proprietary data, along with data from key strategic partners, to provide more informed mobile marketing and advertising solutions to customers.

More specifically, the AD LIFE Platform provides a single, scalable, self-service access point and creates measurable, real-time, one-to-one relationships between companies and their current or prospective customers, using text messages, multimedia messages, mobile web sites, mobile applications, mobile coupons, quick response codes and via mobile advertising.  This Platform enables the Debtor’s customers to quickly plan, create, test, deploy, monitor, measure and optimize interactive mobile marketing and advertising programs across nearly every major mobile channel.   Using patented device-detection and proprietary mobile content adaptation software, the AD LIFE Platform addresses the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering; the Debtor also provides business-to-consumer utilities, including national mobile couponing solutions, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics.  The Debtor has been involved with over 400,000 campaigns since 2004, across hundreds of customers including Fortune 100 and other established brand clients.  The Debtor’s software and other products serve marketers, brands, and agencies in many vertical markets, including automotive, retail, consumer products, food and beverage, media and broadcast, pharmaceutical and restaurant brands.

The Debtor’s mobile marketing product line is a software platform primarily used by the Debtor’s customers to engage and interact with their customers through SMS (text messages).  In general, the Debtor’s mobile marketing products are sold directly to large brands under contracts lasting 12-36 months.  This mobile marketing revenue primarily represents software licensing fees paid monthly.  The Debtor’s mobile advertising product is a tool that allows advertisers to create, manage and optimize their mobile advertising campaign.  This product is generally sold through advertising agencies on a campaign-by-campaign basis.

B.	Corporate Structure and Management

The Debtor, formerly known as Augme Technologies, is a publicly held Delaware corporation.  The Debtor’s former subsidiaries were merged into the Debtor in October 2013.  Constituting a “low-priced” security or “penny stock” under rules promulgated under the Securities Exchange Act of 1934, as amended, the Debtor’s common stock is quoted on the OTCQB under the symbol “HIPP.”  As of the Petition Date, approximately 154 million shares of common stock were outstanding.

The Debtor is governed by a four member Board of Directors.  The current members of the Board of Directors are (i) Todd Wilson, (ii) Michael Brochu, (iii) John Devlin, and (iv) Donald Stout.  The Debtor’s management team includes (i) Todd Wilson, Chief Executive Officer, (ii) Doug Stovall, President and Chief Operating Officer; (iii) David Hostetter, Chief Technology Officer; (iv) Kate Farley, Senior Vice President of Business Operations; (v) Ingrid Onstad, Controller; and (vi) Tiffany Bradford, Director of Finance.

C.	Revenues

For fiscal year ended February 28, 2014, the Debtor generated $26.7 million in revenue and $14.3 million in gross profits.  The Debtor generates revenue from the delivery of mobile advertising campaigns as well as through license fees, content development fees, messaging campaign fees, and fees associated with various add-on products.  For the nine months ended November 30, 2014, due to, among other things, substantial operating and other expenses and a goodwill impairment adjustment, the Debtor had a net loss of approximately $53 million.

D.	Prepetition Capital Structure

1.	Secured Debt

As of the Petition Date, the Debtor had been funding operations primarily through borrowings under a factoring arrangement  (the “Fast Pay Facility”), up to a maximum of $5 million, provided by Fast Pay Partners LLC (“Fast Pay”).  Proceeds from the Fast Pay Facility were used to repay in full the Debtor’s prior loan facility with Silicon Valley Bank.  The Debtor and Fast Pay are parties to that certain Financing and Security Agreement dated May 12, 2014, which was amended on June 3, 2014 and again on October 15, 2014 (as amended, modified or supplemented from time to time, the “Fast Pay Agreement”).  Pursuant to the Fast Pay Agreement, Fast Pay purchased accounts receivable from the Debtor and advanced 80% of the gross value of the invoices to the Debtor.  To secure its obligations under the Fast Pay Agreement, the Debtor granted Fast Pay a first priority security interest in substantially all of the Debtor’s assets.  As of the Petition Date, the Debtor owed Fast Pay approximately $1.7 million under the Fast Pay Facility, in connection with approximately $2.02 million in factored accounts receivable at face value.  As of the Petition Date, there were approximately $1.7 million in non-factored accounts receivable, for a total of approximately $3.7 million in all accounts receivable.  As discussed in more detail below, the Fast Pay Facility was terminated shortly after the Petition Date and replaced by a postpetition financing facility provided by the Debtor’s stalking horse bidder.

2.	Unsecured Debt

As of the Petition Date, in addition to the foregoing secured indebtedness, the Debtor owed material amounts with respect to various unsecured obligations, including approximately $9.5 to $10.5 million in trade and other business debt, including unpaid rent obligations, which may be secured by deposits.  In the Debtor’s filed Schedules of Liabilities (Schedule F), the Debtor scheduled approximately $10.3 million in general unsecured claims.

3.	Interests

Hipcricket is publicly-owned and has one class of common stock.  The number of shares issued and outstanding of common stock, par value $0.0001 per share, as of October 9, 2014, was 154,786,916.  Hipcricket’s common stock is currently traded on the “pink sheets.”

E.	SEC Filings

As a public company, Hipcricket has been required to file appropriate reports with the SEC, including quarterly statements of its operational and financial status and reports of significant events.  All of Hipcricket’s public securities filings are available at www.sec.gov/edgar.shtml.  Hipcricket has been making certain filings with the SEC postpetition including Form 8-Ks.

F.	Events Leading to the Filing of the Chapter 11 Case

1.	General Operating Performance and Liquidity Issues

For the past several years, despite growing revenue, the Debtor has been incurring substantial operating losses.  For the fiscal years 2014, 2013, and 2012, the Debtor’s net loss from operations was $22.3 million, $48.8 million, and $22.6 million, respectively. For the fiscal year ended February 28, 2014, the Debtor had negative operating cash flows of $11.7 million, and as of that date, the Debtor had an accumulated deficit of $133.6 million.

The Debtor is and has been subject to risks and challenges associated with companies at a similar stage of development, including dependence on key individuals, successful development and marketing of products and services, integration of prior business combinations, competition from substitute products and services and larger companies with greater financial, technical management and marketing resources.  In particular, the mobile marketing and mobile advertising sectors are both highly competitive and fragmented, and the Debtor has faced intense competition for revenue and margin from larger, more established companies.

Further, the Fast Pay Facility historically did not provide sufficient liquidity for the Debtor to continue to fund operations and execute key business strategies.  Prior to the Petition Date, the Debtor had been obtaining longer payment terms from certain vendors, to address in part the Debtor’s liquidity issues.

2.	Sales Efforts and Decision to File a Chapter 11 Case

In late 2013, the Debtor was approached by a number of suitors about potential strategic partnerships.  Given this inbound interest and concerns over liquidity, in January 2014, the Debtor retained the advisory services of Canaccord Genuity (“Canaccord”) to explore and evaluate potential strategic alternatives with a focus of selling the business or raising capital.  In connection therewith, an online data room was created, marketing materials were prepared or circulated including a detailed Confidential Information Memorandum, and a number of management meetings or calls were conducted with potential interested parties.

Starting in February 2014, and over a number of months, Canaccord reached out to approximately 96 potential interested parties (strategic and financial parties, domestic and international) as to potential strategic opportunities.  The Debtor itself announced in mid-February 2014 (through a press release and other public filings) that it was exploring potential strategic alternatives, resulting in various parties contacting the Debtor and Canaccord as to potential interest in the Debtor’s business and assets.  Of the numerous parties with whom Canaccord had discussions about a potential strategic transaction, at that juncture, approximately 28 parties executed nondisclosure agreements and received confidential information.  The Debtor requested offers to be submitted by April 23, 2014, but no bids for the Debtor were submitted.

Based on the lack of interest from potential buyers and concern over the Debtor’s financial viability, in May 2014, the Debtor’s Board of Directors elected to make several changes to management and the Debtor’s strategy.  On May 31, 2014, Todd Wilson was appointed Interim Chief Executive Officer and Doug Stovall was promoted from Chief Operating Officer to President and Chief Operating Officer.  Additionally, management made a number of changes to the Debtor’s strategy to focus the business more acutely on operating profitability and cash flow.

Based on the revised operating strategy, with Canaccord’s assistance, the Debtor re-launched the exploratory and marketing process.  Ultimately, in total, Canaccord contacted or re-contacted approximately 108 potential interested parties regarding strategic options.  During this subsequent stage, three parties expressed significant interest in the entire company, while two additional parties indicated interest in only certain assets and aspects of the business.  Discussions among the parties continued over a number of months, and four non-binding indications of interest (two in respect to the entire business and two in relation to certain assets) were submitted in the late September / early October 2014 timeframe.

On a separate but related track, before and after the changes to strategy and personnel, Canaccord reached out to approximately 33 parties regarding potentially financing the Debtor’s business.  Approximately nine parties executed nondisclosure agreements and received confidential information; however, no viable offer emerged from those financing-related efforts.

During October and November 2014, the Debtor and Canaccord continued discussions with certain parties, including two of the parties who had expressed interest in the entire business and the two parties who had indicated interest in certain assets.  During this time, three of the parties conducted substantial due diligence into the Debtor’s business and operations.  This led to the submission to the Debtor of three non-binding indications of interest or letters of intent – two for the entire business and one for select assets.  The Debtor subsequently executed a non-binding letter of interest with the party interested in select assets.  The Debtor and Canaccord spent significant time discussing, negotiating, and documenting these potential transactions.

Unfortunately, the inability to resolve a shareholder lawsuit gave potential purchasers of the business significant concern.  Additionally, the Debtor’s financial condition continued to deteriorate and, given the prolonged public strategic process, employee morale suffered.  As such, the Debtor’s financial performance weakened and all three interested parties rescinded or modified their offers.  At that time, with Canaccord’s assistance, the Debtor broadened its efforts to gauge interest specifically in a potential section 363 sale.  Approximately fifteen parties were contacted in this specific regard, of which nine parties executed nondisclosure agreements and received confidential information.  While described above as separate exploratory tracks, the Debtor’s efforts regarding a potential sale or other transaction and debt/equity financing were interrelated components of an overall comprehensive and fluid process, with some overlap among potential interested parties and the development and regauging of parties’ potential interest, designed to maximize value for the Debtor.

Ultimately, only one party – the stalking horse bidder – continued to further progress with the negotiations resulting in a final and definitive Asset Purchase Agreement dated as of January 20, 2015, for the purchase of substantially all of the Debtor’s assets.

III.	THE CHAPTER 11 CASE

On January 20, 2015, the Debtor commenced a voluntary case under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.  The Debtor continues to operate its business and manage its properties as a debtor in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

An immediate effect of commencement of the Chapter 11 Case was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by Creditors, the enforcement of liens against property of the Debtor, and the continuation of litigation against the Debtor during the pendency of the Chapter 11 Case.  The automatic stay will remain in effect, unless modified by the Bankruptcy Court, until the Effective Date.

A.	First Day Orders

On or about the Petition Date, the Debtor filed certain “first day” motions and applications with the Bankruptcy Court seeking certain immediate relief to aid in the efficient administration of this Chapter 11 Case and to facilitate the Debtor’s transition to debtor-in-possession status.  The Bankruptcy Court held a hearing on these first day motions on January 23, 2015 at 9:00 a.m.  Following the first day hearing, the Bankruptcy Court entered the following orders:

●
Order (I) Authorizing Debtor to (A) Pay Wages, Salaries, and Certain Other Compensation, Withholdings and Benefits Contributions; (B) Pay Related Administrative Obligations; and (C) Pay Reimbursable Employee Expenses; and (II) Authorizing Banks and Other Financial Institutions to Pay All Checks and Electronic Payment Requests Made by the Debtor Relating to The Foregoing [Docket No. 33];

●
Interim Order (A) Approving the Debtor's Proposed Adequate Assurance of Payment for Future Utility Services, (B) Prohibiting Utility Companies from Altering, Refusing, or Discontinuing Services, (C) Approving the Debtor's Proposed Procedures for Resolving Adequate Assurance Requests, and (D) Granting Related Relief [Docket No. 34];

●
Order (I) Authorizing, but not Requiring, the Debtor to Remit and Pay Certain Prepetition Sales and Use Taxes in the Ordinary Course of Business and (II) Authorizing Banks and Financial Institutions to Honor and Process Checks and Transfers Related Thereto [Docket No. 35];

●	Order Authorizing and Approving the Retention of Rust Consulting OMNI Bankruptcy as Notice and Claims Agent to the Debtor [Docket No. 36];

●
Order Pursuant to Sections 105, 363, 1107 and 1108 of the Bankruptcy Code Authorizing (I) Maintenance of Existing Bank Accounts, (II) Continued Use of Existing Business Forms, and (III) Continued Use of Existing Cash Management System [Docket No. 41];

●
Interim Order (I) Authorizing the Debtor to (A) Obtain Post-Petition Secured Financing; (B) Utilize Cash Collateral; and (C) Pay Certain Related Fees and Charges; and (II) Scheduling A Final Hearing [Docket No. 43];

The Bankruptcy Court subsequently entered the following orders on a final basis:

●
Final Order (I) Authorizing Debtor to (A) Pay Wages, Salaries, and Certain Other Compensation, Withholdings and Benefits Contributions; (B) Pay Related Administrative obligations; and (C) Pay Reimbursable Employee Expenses; and (II) Authorizing Banks and Other Financial Institutions to Pay All Checks and Electronic Payment Requests Made by the Debtor Relating to the Foregoing [Docket No. 113];

●
Final Order (A) Approving the Debtor's Proposed Adequate Assurance of Payment for Future Utility Services, (B) Prohibiting Utility Companies from Altering, Refusing, or Discontinuing Services, (C) Approving the Debtor's Proposed Procedures for Resolving Adequate Assurance Requests, and (D) Granting Related Relief [Docket No. 114];

●
Final Order (I) Authorizing the Debtor to (A) Obtain Post-Petition Secured Financing; (B) Utilize Cash Collateral; and (C) Pay Certain Related Fees and Charges; and (II) Scheduling A Final Hearing [Docket No. 117].

B.	Additional Orders

On and after the Petition Date, the Debtor filed a number of motions and applications to retain professionals, to streamline the administration of the Chapter 11 Case, and to obtain other relief in the best interest of the Debtor and its estate.  The Bankruptcy Court entered the following orders granting the foregoing motions and applications:

●
Order Pursuant to Sections 105(a), 327, 328, and 330 of the Bankruptcy Code Authorizing the Debtor to Retain, Employ, and Compensate Certain Professionals Utilized by the Debtor in the Ordinary Course of Business [Docket No. 111];

●	Order Under 11 U.S.C. Sections 327(A) and 328(A) Authorizing the Employment and Retention of Canaccord Genuity Inc. as Investment Banker to Debtor Nunc Pro Tunc to the Petition Date [Docket No. 112];

●	Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals [Docket No. 115];

●
Order Pursuant to Section 327(a) of the Bankruptcy Code, Rule 2014 of the Federal Rules of Bankruptcy Procedure and Local Rule 2014-1 Authorizing the Employment and Retention of Pachulski Stang ziehl & Jones LLP as Counsel for the Debtor and Debtor in Possession Nunc Pro Tunc to the Petition Date [Docket No. 116];

●	Order Authorizing the Retention of Johnson Associates, Inc. as To Provide Expert Witness Services to the Debtor Nunc Pro Tunc to the Petition Date [Docket No. 119];

●
Order Under Section 327(e) of the Bankruptcy Code and Rule 2014 of the Federal Rules of Bankruptcy Procedure and Local Rule 2014-1 Authorizing the Employment and Retention of Perkins Coie, LLP as Special Corporate Counsel for the Debtor and Debtor in Possession Nunc Pro Tunc to the Petition Date [Docket No. 136];

●	Order Approving Key Employee Incentive Plan and Authorizing Payments Thereunder [Docket No. 137]; and

●	Interim Order Approving Amended Key Employee Incentive Plan and Authorizing Payments Thereunder [Docket No. 240].

In addition, the Creditors’ Committee filed applications to retain professionals, and the Bankruptcy Court entered the following orders granting such applications:

●	Order Authorizing the Employment of Getzler Henrich & Associates LLC as Financial Advisor to the Official Committee of Unsecured Creditors Nunc Pro Tunc to January 30, 2015 [Docket No. 216];

●
Order Authorizing the Employment and Retention of Pepper Hamilton LLP as Delaware Counsel to the Official Committee of Unsecured Creditors of Hipcricket Inc Nunc Pro Tunc to January 30, 2015 [Docket No. 217]; and

●	Order Authorizing the Employment and Retention of Cooley LLP as Lead Counsel for the Official Committee of Unsecured Creditors [Docket No. 218].

C.	SITO DIP Facility

On or about the Petition Date, the Debtor filed a motion seeking Bankruptcy Court approval of debtor in possession financing on the terms set forth in that certain Senior Secured Superpriority Debtor-in-Possession Promissory Note, dated as of January 23, 2015 (the “SITO DIP Note”), by and among the Debtor and SITO Mobile, Ltd. (“SITO”), as DIP Lender.  The SITO DIP Note provided for a senior secured, superpriority credit facility (the “SITO DIP Facility”) of up to $3.5 million on the closing date of the SITO DIP Facility.  The Debtor was permitted to use the proceeds of the SITO DIP Facility to: (i) pay the secured claims of Fast Pay under the Fast Pay Facility, (ii) fund the Debtor’s day-to-day working capital needs, (ii) pay chapter 11 administrative expenses, and (iii) other general corporate purposes, in each case, only to the extent permitted under applicable law, the SIT DIP Note, the orders of the Bankruptcy Court, and in accordance with the approved budget.

Following the first day hearing, the Bankruptcy Court entered the Interim Order (I) Authorizing the Debtor to (A) Obtain Postpetition Secured Financing; (B) Utilize Cash Collateral; and (C) Pay Certain Related Fees and Charges; and (II) Scheduling a Final Hearing [Docket No. 43] (the “Interim SITO DIP Order”).

On February 11, 2015, following a hearing, the Bankruptcy Court entered the Final Order Authorizing the Debtor to (A) Obtain Postpetition Secured Financing; (B) Utilize Cash Collateral; and (C) Pay Certain Related Fees and Charges [Docket No. 117] (the “Final SITO DIP Order”).  Pursuant to the Final SITO DIP Order, the Debtor was authorized to enter into and draw upon the SITO DIP Facility on a final basis.

D.	Bid Procedures and Auction Process

On the Petition Date, the Debtor entered into the Asset Purchase Agreement with SITO (the “Stalking Horse APA”), as a buyer of substantially all of the Debtor’s assets (the “Acquired Assets”), subject to higher and better offers for such assets at an auction to take place in accordance with an order of the Court.  Pursuant to the Stalking Horse APA, SITO originally agreed to purchase the Acquired Assets for (i) $4.5 million in cash, plus (a) an amount equal to the cure amounts up to $500,000, plus (b) amounts approved by the Court with respect to the Debtor’s key employee incentive plan up to $255,000, less (ii) the sum of (a) the amount of assumed obligations under the SITO DIP Facility, plus (b) the amount of cure amounts that are required to be paid in excess of the cure cap up to a maximum of $50,000.

In accordance with the Stalking Horse APA, the Debtor filed the Motion for Order (A) Approving Bid Procedures for the Sale of Substantially All of Debtor’s Assets Outside the Ordinary Course of Business; (B) Scheduling an Auction and Hearing to Consider the Sale and Approve the Form and Manner of Notice Related Thereto; (C) Approving Payment of a Break-Up Fee and Expense Reimbursement; and (D) Granting Related Relief [Docket No. 12] (as modified by Docket No. 58, the “Bid Procedures Motion”).

On February 11, 2015, the Bankruptcy Court entered its Order (A) Approving Bid Procedures for the Sale of Substantially All of Debtor’s Assets Outside the Ordinary Course of Business; (B) Scheduling an Auction and Hearing to Consider the Sale and Approve the Form and Manner of Notice Related Thereto; (C) Approving Payment of a Break-Up Fee and Expense Reimbursement; and (D) Granting Related Relief [Docket No. 118] (the “Bid Procedures Order”).

On February 27, 2015, pursuant to the agreement of the Debtor, the Committee, and SITO on the record, the Court extended (a) the bid deadline from February 23, 2015 to March 4, 2015 (the “Revised Bid Deadline”) in order to allow potential purchasers more time to conduct due diligence and formulate bids.  In addition, the parties agreed to extend the auction date from February 25, 2015 to March 6, 2015, in the event a “Qualified Bid” was received by the Revised Bid Deadline, and (c) in the case of an auction (the “Auction”), the sale hearing from February 27, 2015 to March 9, 2015 (the “Sale Hearing”).

Moreover, at the February 27, 2015 hearing, the Debtor and SITO agreed on the record that SITO’s obligations to provide funding under the SITO DIP Facility would terminate on March 9, 2015.

On March 4, 2015, the Amended Bid for Right to Sponsor Plan of Reorganization (the “ESW Bid”) was received from ESW Capital, LLC (“ESW Capital” or “Plan Sponsor”).  Following due consideration of the ESW Bid, the Debtor and the Committee determined that the ESW Bid was a Qualified Bid.

On March 5, 2015, the Debtor filed its Notice of Receipt of Bid and Rescheduled Auction [Docket No. 187].  The Debtor received no other bids, aside from SITO and ESW Capital.

On March 6, 2015, the Debtor conducted the Auction.  At the Auction, the Debtor, in consultation with the Committee, exercised its reasonable business judgment and determined the ESW Bid to be the highest and best offer for the Debtor’s estate and the successful bid.

At the Sale Hearing, ESW Capital, through an informal supplemental auction process, increased the ESW Bid, to add an additional $500,000 in cash to the ESW Bid.  Accordingly, the Bankruptcy Court declared ESW Capital the winner of the Auction and the Successful Bidder, pursuant to the terms of the ESW Bid, and authorized ESW Capital to be the joint sponsor of a plan of reorganization with the Debtor on substantially the terms set forth in the ESW Bid.

On March 13, 2015, in accordance with its previous ruling from the bench at the Sale Hearing, the Court entered the Order (I) Authorizing ESW Capital, LLC as the Successful Bidder and Plan Sponsor and (II) Denying the SITO Emergency Motion [Docket No 221].

Pursuant to the ESW Bid, ESW Capital has agreed to sponsor a plan of reorganization, in which it will receive the Reorganized Debtor’s new equity in exchange for: (i) $4.5 million in cash, plus (ii) an amount equal to the cure amounts up to $500,000, plus (iii) amounts approved by the Court with respect to the Debtor’s key employee incentive plan up to $255,000, plus (iv) bid protections in the amount of $325,000, plus (v) an overbid in the amount of $3,170,000, minus (vi) the net amount of the replacement debtor in possession financing facility outstanding as of the closing date (which is expected to be less than $4.5 million, the maximum amount of the ESW DIP Facility as discussed below).  The Debtor projects that, following payment of senior claims pursuant to the Plan and Plan implementation costs, approximately $1,990,000 will be available for distribution (out of the Distribution Trust) to holders of Allowed General Unsecured Claims pursuant to the terms of the Plan.  As a result, the Debtor projects that holders of Allowed General Unsecured Claims will receive a recovery ranging from approximately 17.6% – 21.4% of the face value of their claims.

E.	The ESW Capital DIP Facility

Pursuant to the ESW Bid, the Debtor and ESW Capital negotiated a replacement postpetition financing facility, providing up to $4.5 million (principal amount) in financing, on substantially similar terms as the SITO DIP Facility.  The ESW DIP Facility provide sufficient financing to (i) repay all amounts due and owing under the SITO DIP Facility, (ii) fund ordinary course working capital needs and chapter 11 administrative expenses, and (iii) effectuate a restructuring of the Debtor via a plan of reorganization.

On March 13, 2015, the Debtor filed the Motion of Debtor for Entry of Interim and Final Orders (I) Authorizing the Debtor to (A) Obtain Replacement Postpetition Secured Financing; (B) Utilize Cash Collateral; and (C) Pay Certain Related Fees and Charges; (II) Scheduling a Final Hearing; and (III) Granting Related Relief [Docket No. 224] (the “ESW DIP Motion”).

On March 18, 2015, the Bankruptcy Court entered the Interim Order (I) Authorizing the Debtor (A) Obtain Postpetition Secured Financing from ESW Capital, LLC; (B) Utilize Cash Collateral; and (C) Pay Certain Related Fees and Charges; and (II) Scheduling a Final Hearing [Docket No. 241] (the “Interim ESW DIP Order”).  Pursuant to the Interim ESW DIP Order, among other provisions, the Debtor was authorized and directed to promptly repay the SITO DIP Facility in full.

[On [March 31, 2015], following a hearing, the Bankruptcy Court approved the ESW DIP Facility on a final basis pursuant to a final order [Docket No. ___] (the “Final ESW DIP Order”).  Pursuant to the Final ESW DIP Order, the Debtor was authorized to enter into and draw upon the ESW DIP Facility on a final basis.]

F.	United States Trustee

The U.S. Trustee has appointed Jane M. Leamy as the attorney for the U.S. Trustee in connection with this Chapter 11 Case.  The Debtor has worked cooperatively to address the concerns and comments from the U.S. Trustee’s office during this Chapter 11 Case.

G.	Appointment of Creditors’ Committee

On January 30, 2015, the U.S. Trustee appointed the Creditors’ Committee in this Chapter 11 Case.  The members of the Creditors’ Committee are: (i) MobileFuse LLC, (ii) Phunware, Inc., (iii) Zumobi, Inc., (iv) StrikeAd U.S. Inc., and (v) AIM Consulting Group LLC.  Lead counsel to the Creditors’ Committee is Cooley LLP.  Delaware counsel to the Creditors’ Committee is Pepper Hamilton LLP.  The financial advisory to the Creditors’ Committee is Getzler Henrich & Associates LLC.

H.	Meeting of Creditors

The meeting of creditors under section 341(a) of the Bankruptcy Code was held on February 19, 2015 at 1:30 p.m. at the J. Caleb Boggs Federal Building, 844 King St., Room 5209, Wilmington, Delaware  19801.  At the meeting of creditors, the U.S. Trustee and creditors asked questions of a representative of the Debtor.

I.	Schedules, Statements of Financial Affairs and Claims Bar Dates

The Debtor filed its Schedules of Assets and Liabilities and Statement of Financial Affairs on February 18, 2015 [Docket Nos. 138 and 139].  A creditor whose Claim is set forth in the Schedules of Assets and Liabilities and not identified as contingent, unliquidated, or disputed may, but need not, file a proof of claim against that Debtor to be entitled to participate in the Chapter 11 Case or to receive a distribution under the Plan.

Pursuant to an order entered on March 18, 2015 [Docket No. 242] (the “Bar Date Order”), the deadline established by the Bankruptcy Court for Creditors to file proofs of claim against the Debtor is May 4, 2015, other than in respect to governmental units which must file proofs of claim by July 19, 2015.  Further, the Bar Date Order established certain additional procedures for the filing of claims under section 503(b)(9) of the Bankruptcy Code.

IV.	SUMMARY OF THE CHAPTER 11 PLAN

This section provides a summary of the structure and means for implementation of the Plan and the classification and treatment of Claims and Interests under the Plan and is qualified in its entirety by reference to the Plan (as well as the Exhibits thereto and definitions therein).

The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Plan or documents referred to therein, and reference is made to the Plan and to such documents for the full and complete statement of such terms and provisions.

The Plan itself and the documents referred to therein control the actual treatment of Claims against and Interests in the Debtor under the Plan and will, upon the occurrence of the Effective Date, be binding upon all holders of Claims against and Interests in the Debtor, the Debtor’s estate, the Reorganized Debtor, all parties receiving property under the Plan, and other parties in interest.  In the event of any conflict, inconsistency, or discrepancy between this Disclosure Statement and the Plan, the Plan Supplement, and/or any other operative document, the terms of the Plan, Plan Supplement, and/or such other operative document, as applicable, shall govern and control; provided that, in any event, the terms of the Plan shall govern and control over all other related documents.

A.	Treatment of Unclassified Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Compensation Claims, and Priority Tax Claims have not been classified and the respective treatment of such unclassified Claims is set forth in Article 4.1 of the Plan.

1.	Administrative Claims

General.  Except with regards to Ordinary Course Liabilities, including the Allowed DIP Claim, subject to the bar date provisions contained in the Plan, unless otherwise agreed to by the parties, each holder of an Allowed Administrative Claim shall receive, from the Consideration, Cash equal to the unpaid portion of such Allowed Administrative Claim within ten (10) days after the later of (a) the Effective Date, (b) the Allowance Date, or (c) such date as is mutually agreed upon by the Proponents and the holder of such Claim.

Except as otherwise provided in Article IV of the Plan, requests for payment of Administrative Claims must be included within an application (setting forth the amount of, and basis for, such Administrative Claims, together with documentary evidence) and Filed and served on respective counsel for the Debtor and Plan Sponsor no later than ten (10) days after the Confirmation Hearing or by such earlier deadline governing a particular Administrative Claim contained in an order of the Bankruptcy Court entered before the Effective Date.  Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date specified in this section shall be forever barred from asserting such Claims against the Debtor or any of its property.  Requests for payments of Administrative Claims included within a proof of claim are of no force and effect, and are disallowed in their entirety as of the Confirmation Date unless such Administrative Claim is subsequently Filed in a timely fashion as provided herein.

Allowed DIP Claims.  The DIP Claim is Allowed in full.  (i) Pursuant to the Subscription Option, the DIP Lender, as a Qualified Ordinary Course Creditor, shall have the option, on account of being the holder of the Allowed DIP Claim, to exchange a total of up to $3,000,000 in satisfaction of such amount of its Allowed Claim for up to a total of 600 shares, equal to 60 percent, of the issued New Equity, at a rate of $5,000 of its Allowed DIP Claim for one (1) share of New Equity, and (ii) the DIP Lender, on account of being the holder of the Allowed DIP Claim, shall receive, from the Consideration, payment in Cash of the remaining amount of the Allowed DIP Claim after the DIP Lender has exercised the Subscription Option to receive its share of the New Equity. On the Effective Date, all liens and interests granted in exchange for the DIP Note shall be deemed discharged, cancelled, and released and shall be of no further force and effect. The Consideration payable by the Plan Sponsor under the Plan shall be reduced on a dollar-for-dollar basis to reflect any and all Claims exchanged for New Equity pursuant to the Subscription Option.

Payment of Statutory Fees.  All fees payable pursuant to 28 U.S.C. § 1930 shall be paid in Cash equal to the amount of such Administrative Claim when due or no later than the Effective Date.  Postpetition U.S. Trustee fees and post-confirmation reports shall be paid and filed as required by 28 U.S.C. § 1930 until the Bankruptcy Case is closed, converted or dismissed, and failure to do either timely is a material default pursuant to section 1112 of the Bankruptcy Code.

2.	Allowed Priority Tax Claims

Each holder of an Allowed Priority Tax Claim against Debtor shall receive, from the Consideration,  in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim (i) Cash equal to the amount of such Allowed Priority Tax Claim, (ii) payment in full through the fifth anniversary of the Petition Date, plus interest, or (iii) such other less favorable treatment to the Holders of an Allowed Priority Tax Claim as to which the Debtor, or the Proponents and the Holder of such Allowed Priority Tax Claims shall have agreed upon in writing.

3.	Ordinary Course Liabilities

A holder of an Ordinary Course Liability is not required to file or serve any request for payment of the Ordinary Course Liability. The Debtor shall continue to pay each Ordinary Course Liability (other than the Allowed DIP Claim, as provided for in Section 4.1(b) of the Plan) accrued prior to the Effective Date, pursuant to the payment terms and conditions of the particular transaction giving rise to the Ordinary Course Liability, and the Approved Budget. The Reorganized Debtor shall continue to pay each Ordinary Course Liability accrued after the Effective Date, pursuant to the payment terms and conditions of the particular transaction giving rise to the Ordinary Course Liability.

B.	Classification and Treatment of Claims and Interests

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes or Claims and Interests.  A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.  A Claim is also placed in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

1.	Class 1: Secured Claims

On the Effective Date, solely to the extent an Allowed Secured Claim is collateralized by a segregated bank account, then the holder of such Allowed Secured Claim shall receive, on account of and in full and complete settlement, release and discharge of, and in exchange for, such Secured Claim, have its Claim satisfied by receipt of the Cash deposited in the segregated bank account. All other holders of Allowed Secured Claims shall, at the election of the Plan Sponsor, on account of and in full and complete settlement, release and discharge of, and in exchange for, such Secured Claims, have their Claims satisfied by the Reorganized Debtor by either (i) reinstatement pursuant to section 1124 of the Bankruptcy Code, (ii) receipt of the collateral securing such claim and any interest required to be paid pursuant to section 506(b) of the Bankruptcy Code, (iii) such other treatment as the Plan Sponsor and the applicable holder of the Allowed Secured Claim may agree, or (iv) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

Class 1 is Unimpaired and therefore holders of Secured Claims are conclusively presumed to have accepted the Plan.

2.	Class 2: Priority Unsecured Non-Tax Claims

Each holder of an Allowed Priority Unsecured Non-Tax Claim against the Debtor shall receive, from the Consideration, on the Effective Date, on account of and in full and complete settlement, release and discharge of, and in exchange for, such Allowed Priority Unsecured Non-Tax Claim, either cash equal to the full unpaid amount of such Allowed Priority Unsecured Non-Tax Claim, or such other treatment as the Proponent and the holder of such Allowed Priority Unsecured Non-Tax Claim shall have agreed.

Class 2 is Unimpaired and therefore holders of Priority Unsecured Non-Tax Claims are conclusively presumed to have accepted the Plan.Class 3:  General Unsecured Claims

Subject to Section IV(F) below, on the Effective Date, each holder of an Allowed General Unsecured Claim shall receive, on account of and in full and complete settlement, release and discharge of, and in exchange for its Allowed General Unsecured Claim, its Pro Rata Share of (i) the remaining Consideration after payment of Allowed Administrative Claims, Allowed Secured Claims, Allowed Priority Tax Claims, and Allowed Priority Unsecured Non-Tax Claims, and (ii) the Beneficial Interest in the Distribution Trust in accordance with the Distribution Trust Agreement.  The Debtor projects that, following payment of senior claims pursuant to the Plan and Plan implementation costs, approximately $1,990,000 will be available for distribution (out of the Distribution Trust) to holders of Allowed General Unsecured Claims pursuant to the terms of the Plan.  As a result, the Debtor projects that holders of Allowed General Unsecured Claims will receive a recovery ranging from approximately 17.6% to 21.4% of the face value of their claims.

Class 3 is Impaired and therefore Holders of General Unsecured Claims are entitled to vote on the Plan.

3.	Class 4: Subordinated Claims

No Distributions will be made to holders of Allowed Subordinated Claims.  On the Effective Date, all Allowed Subordinated Claims will be released and discharged.

Class 4 is deemed to have rejected the Plan and therefore holders of Subordinated Claims are not entitled to vote on the Plan.

4.	Class 5: Equity Interests

No Distributions will be made to holders of Allowed Equity Interests.  On the Effective Date, all Allowed Equity Interests shall be deemed automatically cancelled, released, and extinguished without further action by the Debtor or the Reorganized Debtor, and the obligations of the Debtor and the Reorganized Debtor thereunder shall be discharged.

Class 5 is deemed to have rejected the Plan and therefore holders of Equity Interests are not entitled to vote on the Plan.

C.	Acceptance or Rejection of the Plan

1.	Impaired Classes of Claims Entitled to Vote

Holders of Claims in each Impaired Class of Claims are entitled to vote as a Class to accept or reject the Plan, other than Classes that are deemed to reject the Plan.  Accordingly, only the votes of Holders of Claims in Class 3 shall be solicited with respect to the Plan.

2.	Acceptance by an Impaired Class

In accordance with section 1126(c) of the Bankruptcy Code, and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (⅔) in dollar amount and more than one-half (½) in number of the Allowed Claims in such Class that have timely and properly voted to accept or reject the Plan.

3.	Presumed Acceptances by Unimpaired Classes

Class 1 and Class 2 are Unimpaired under the Plan.  Under section 1126(f) of the Bankruptcy Code, holders of such Unimpaired Claims are conclusively presumed to have accepted the Plan, and the votes of such Unimpaired Claim Holders shall not be solicited.

4.	Impaired Classes Deemed to Reject Plan

Holders of Claims and Interests in Class 4 and Class 5 are not entitled to receive or retain any property or interests in property under the Plan.  Under section 1126(g) of the Bankruptcy Code, such holders are deemed to have rejected the Plan, and the votes of such Holders shall not be solicited.

D.	Means for Implementation of the Plan

1.	Continued Corporate Existence

Except as otherwise provided in the Plan, the Reorganized Debtor will continue to exist after the Effective Date as a corporate entity, with all of the powers of a corporation under applicable law in the jurisdiction in which the Debtor is incorporated and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect before the Effective Date, as such documents are amended by or pursuant to the Plan.

2.	Management and Board of Directors

The members of the board of directors of the Debtor existing immediately before the Effective Date shall be deemed terminated and/or removed without cause effective immediately prior to the Effective Date.  The Plan Sponsor may nominate and elect new members for the board of directors of the Reorganized Debtor in accordance with the Reorganized Debtor’s bylaws.

3.	Arrangements with the Distribution Trustee

Within fourteen (14) days prior to the Confirmation Hearing, the Debtor, following consultation with the Committee, shall file with the Bankruptcy Court a disclosure identifying the Distribution Trustee under the Distribution Trust.  At the Confirmation Hearing, the Bankruptcy Court shall ratify such Distribution Trustee.  All compensation for the Distribution Trustee shall be paid from the Distribution Trust Assets in accordance with the Distribution Trust Agreement.  The approved person shall serve as the Distribution Trustee on execution of the Distribution Trust Agreement at the Closing.

4.	The Closing

The Closing of the transactions required and contemplated under the Plan shall take place on the Effective Date of the Plan at the offices of Haynes and Boone, LLP, 30 Rockefeller Plaza, 26th Floor, New York, New York 10112, or at such other place identified in a notice provided to those parties listed in Section 13.12 of the Plan.  The Proponents may reschedule the Closing by making an announcement at the originally scheduled Closing of the new date for the Closing.  A notice of the rescheduled Closing shall be filed with the Bankruptcy Court and served on the parties identified in Section 13.12 of the Plan within two (2) days after the originally scheduled Closing.  All documents to be executed and delivered by any party as provided in this Article VI and all actions to be taken by any party to implement the Plan as provided herein shall be in form and substance satisfactory to the Proponents.  The following actions shall occur at or before the Closing (unless otherwise specified), and shall be effective on the Effective Date of the Plan:

a.
Execution of Documents and Corporate Action.  The Debtor shall deliver all documents and perform all actions reasonably contemplated with respect to implementation of the Plan.  The Chief Executive Officer, or his designee, is authorized (i) to execute on behalf of the Debtor, in a representative capacity and not individually, any documents or instruments after the Confirmation Date or at the Closing that may be necessary to consummate the Plan and (ii) to undertake any other action on behalf of the Debtor to consummate the Plan.  Each of the matters provided for under the Plan involving the corporate structure of the Debtor or corporate action to be taken by or required of the Debtor will, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized, approved, and (to the extent taken before the Effective Date) ratified in all respects without any requirement of further action by stockholders, creditors, or directors of the Debtor.

b.
Cancellation of Equity Interests and Issuance of New Equity.  On the Effective Date, all prepetition equity interests of Debtor shall be retired, cancelled, extinguished and/or discharged in accordance with the terms of the Plan, and 1,000 shares of New Equity of the Reorganized Debtor shall be issued.  The New Equity shall be free and clear of all Liens, Claims, and encumbrances of any kind, except as otherwise provided in the Plan.

c.
Funding of the Consideration.  On the Effective Date, the Plan Sponsor shall contribute to the Debtor an amount of Cash equal to the Consideration in consideration of the Plan Sponsor’s purchase of the New Equity. The Consideration is not subject to any financing contingency.  The Allowed Equity Interests shall be terminated and cancelled and the holders of the Allowed Equity Interests shall neither retain nor receive any property under the Plan. The Consideration shall be used to fund Distributions under the Plan.  To the extent DIP Lender does not fully exercise the Subscription Option, the Plan Sponsor will acquire the remaining shares of New Equity for the remainder of the Consideration. The Consideration payable by the Plan Sponsor under the Plan shall be reduced on a dollar-for-dollar basis to reflect any and all Claims exchanged for New Equity pursuant to the Subscription Option.

d.
Execution and Ratification of the Distribution Trust Agreement.  On the Effective Date, the Distribution Trust Agreement shall be executed by all parties thereto.  The Distribution Trust Agreement shall be provided in the Plan Supplement.  Each holder of a Claim shall be deemed to have ratified and become bound by the terms and conditions of the Distribution Trust Agreement.

e.
Transfer of Distribution Trust Assets.  All property of the Debtor constituting the Distribution Trust Assets shall be conveyed and transferred by the Debtor to the Distribution Trust, free and clear of all Liens, Claims, interests, and encumbrances.

5.	Tax Treatment of the Distribution Trust

The Distribution Trust established under the Plan is established for the purpose of satisfying General Unsecured Claims by liquidating the Distribution Trust Assets transferred to the Distribution Trust and performing related and incidental functions referenced in the Distribution Trust Agreement, and the Distribution Trust shall have no objective of continuing or engaging in any trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the trust.  The purpose of the Distribution Trust is to provide a mechanism for the liquidation of the Distribution Trust Assets, and to distribute the proceeds of the liquidation, net of all claims, expenses, charges, liabilities, and obligations of the Distribution Trust, to the Beneficiaries in accordance with the terms of the Plan.  No business activities will be conducted by the Distribution Trust other than those associated with or related to the liquidation of the Distribution Trust Assets.  It is intended that the Distribution Trust be classified for federal income tax purposes as a “liquidating trust” within the meaning of the Treasury Regulations Section 301.7701-4(d).  All parties and Beneficiaries shall treat the transfers in trust described herein as transfers to the Beneficiaries for all purposes of the Internal Revenue Code of 1986, as amended (including Sections 61(a)(12), 483, 1001, 1012, and 1274 thereof).  All the parties and Beneficiaries shall treat the transfers in trust as if all the transferred assets, including all the Distribution Trust Assets, had been first transferred to the Beneficiaries and then transferred by the Beneficiaries to the Distribution Trust.  The Beneficiaries shall be treated for all purposes of the Internal Revenue Code of 1986, as amended, as the grantors of the Distribution Trust and the owners of the Distribution Trust.  The Distribution Trustee shall file returns for the Distribution Trust as a grantor trust pursuant to Treasury Regulations Section 1.671-4(a) or (b).  All parties, including the Beneficiaries and the Distribution Trustee, shall value the Distribution Trust Assets consistently, and such valuations shall be used for all federal income tax purposes.  Beneficiaries may wish to consult with a tax professional regarding the tax consequences of holding a Beneficial Interest in or receiving a Distribution from the Distribution Trust.

6.	Right to Enforce, Compromise, or Adjust Distribution Trust Assets

The Distribution Trustee shall have and retain the sole and full power, authority, and standing to prosecute, compromise, or otherwise resolve the Distribution Trust Avoidance Actions assigned to the Distribution Trust, subject to the terms and conditions set forth in the Distribution Trust Agreement and the rights of the Oversight Board thereunder.  All proceeds derived from such causes of action shall constitute Distribution Trust Assets.

7.	Preservation of Rights of Action

The Reorganized Debtor shall retain and shall have the exclusive right to enforce any and all claims, rights and causes of action arising from its IP.  Unless any Claims against a Person are expressly waived, relinquished, exculpated, released, compromised, transferred to the Distribution Trust or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall retain and may enforce all rights to commence and pursue any and all retained causes of action, whether arising before or after the Petition Date, and the Reorganized Debtor’s rights to commence, prosecute or settle such causes of action shall be preserved notwithstanding the occurrence of the Effective Date.  Notwithstanding the foregoing or any other provision herein, neither the Reorganized Debtor nor any other Person acting in their name or on their behalf shall prosecute or pursue any Avoidance Actions against any Person that is not an Insider of any Debtor.

8.	Officers of Reorganized Debtor

Except as set forth in a schedule that the Plan Sponsor, in its sole discretion, may provide to the Debtor prior to the Confirmation Date, the existing senior officers of the Debtor in office immediately prior to the Effective Date shall serve initially in the same capacities upon and after the Effective Date for the Reorganized Debtor unless and until replaced or removed in accordance with the New Corporate Governance Documents.

Subject to the Reorganized Debtor’s contractual agreements and obligations entered into and arising on and after the Effective Date and applicable non-bankruptcy law based upon facts and circumstances arising on and after the Effective Date, no director, officer, employee, consultant, or agent of the Debtor is entitled to continued employment or engagement, and, if employed, each is an at-will employee and is not entitled to any severance, termination, or other payment in connection with a termination of services.

9.	Vesting of Property in Reorganized Debtor

On the Effective Date, except as otherwise expressly provided in the Plan or Confirmation Order, all Estate Property, other than the Distribution Trust Assets, shall vest in the Reorganized Debtor free and clear of all Liens, Claims, and encumbrances of any kind, except as otherwise provided in the Plan.

10.	Yahoo! Rights

Notwithstanding any other provisions of the Plan, or any agreement among any parties-in-interest referenced herein, Yahoo! shall be deemed a timely objector to the Plan, and each of the following rights, claims, interests, and defenses shall be reserved and preserved for Yahoo!’s benefit.

(a) Nothing in the Plan, or any related order or agreement approved by or implementing the Plan, shall be, whether directly or indirectly, deemed to confer any immunity, exculpation, release, or other freedom from infringement or any wrongs involving Yahoo! IP, and Yahoo! may enforce the consequences of any infringement or any wrongs involving Yahoo! IP by the Debtor or any third party; provided, however, that Yahoo! shall not assert against or pursue the Plan Sponsor or the Reorganized Debtor for any infringement or any other wrongs involving the Yahoo! IP by the Debtor prior to the Effective Date.

(b) Nothing in the Plan shall directly or indirectly prevent Yahoo! from challenging, in court or through any governmental authority, agency, or instrumentality or otherwise, after the Effective Date the validity, interpretation, scope, or other effects of any of the Reorganized Debtor’s assets consisting of any U.S. or foreign patents, copyrights, trademarks, trade secrets, or other intellectual property, including without limitation the Debtor’s Patent No. 7,269,636 presently being re-examined by the Patent and Trademark Office.

(c) The rights, claims, interests, and defenses of Yahoo! set forth in (a) and (b) above shall not, whether directly or indirectly, be or be deemed enjoined, stayed, discharged, negated, barred, eliminated, or otherwise adversely affected by the Plan, except that Yahoo! shall not seek to impose on the Plan Sponsor or the Reorganized Debtor, Debtor liabilities existing prior to the Effective Date for acts or omissions of the Debtor prior to the Effective Date. The Yahoo! Rights shall be free and clear of any other provision in the Plan, in each case as to acts, omissions, transactions, events, circumstances, conditions, or matters that arise, continue in effect, or exist after the Effective Date.

11.	Effectuating Documents; Further Transactions

The Chief Executive Officer, the Chief Financial Officer, or any other appropriate officer of the Reorganized Debtor, as the case may be, shall be authorized, on behalf of the Reorganized Debtor, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Secretary or Assistant Secretary of the Reorganized Debtor, as the case may be, shall be authorized to certify or attest to any of the foregoing actions.  The Distribution Trustee shall be authorized, on behalf of the Distribution Trust, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and Distribution Trust Agreement.

12.	Exemption From Transfer Taxes

The Plan and the Confirmation Order provide for (a) the issuance, transfer or exchange of notes, debt instruments and equity securities under or in connection with the Plan; (b) the creation, assignment, recordation or perfection of any lien, pledge, other security interest or other instruments of transfer; (c) the making or assignment of any lease; (d) the creation, execution and delivery of any agreements or other documents creating or evidencing the formation of the Reorganized Debtor or the issuance or ownership of any interest in the Reorganized Debtor; or (e) the making or delivery of any deed or other instrument of transfer under the Plan in connection with the vesting of the Debtor’s assets in the Reorganized Debtor or the Distribution Trustee pursuant to or in connection with the Plan, including, without limitation, merger agreements, stock purchase agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, and transfers of tangible property.  Pursuant to section 1146 of the Bankruptcy Code and the Plan, any such act described or contemplated in the Plan will not be subject to any stamp tax, transfer tax, filing or recording tax, or other similar tax.

13.	Corporate Action

On the Effective Date, the New Corporate Governance Documents shall be effective, and the appointment of directors, officers, and/or managers of the Reorganized Debtor, and all actions contemplated hereby shall be authorized and approved in all respects pursuant to the Plan.  All matters provided for in the Plan involving the corporate structure of the Debtor or Reorganized Debtor, and any corporate action required by the Debtor or Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect as of the Effective Date, without any requirement of further action by the directors, officers, and/or managers of the Debtor or Reorganized Debtor.  On the Effective Date, the appropriate officers or managers of the Reorganized Debtor are authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtor without the need for any required approvals, authorizations, or consents, except for any express consents required under the Plan.

E.	Treatment of Executory Contracts and Unexpired Leases

1.	Assumption of Executory Contracts

On the Effective Date, all Executory Contracts identified on the Schedule of Assumed Contracts and Unexpired Leases, attached as Exhibit B to the Plan, shall be deemed assumed by the Reorganized Debtor.  The Plan Sponsor may amend the Schedule of Assumed Contracts and Unexpired Leases through the deadline to file the Plan Supplement.  Entry of the Confirmation Order shall constitute approval of the assumption of such Executory Contracts under sections 365 and 1123 of the Bankruptcy Code.

2.	Rejection of Executory Contracts

All Executory Contracts not identified on the Schedule of Assumed Contracts and Unexpired Leases (or assumed by the Debtor previously) shall be deemed rejected on the Effective Date. Entry of the Confirmation Order shall constitute approval of such rejections under sections 365 and 1123 of the Bankruptcy Code.

3.	Procedures Related to Assumption of Executory Contracts

a)	Establishment of Cure Claim Amounts

The Cure Amounts associated with the assumption of the Executory Contracts pursuant to Section 8.1 of the Plan are specified in the Schedule of Assumed Contracts and Unexpired Leases. Pursuant to the Notice of (I) Possible Assumption of Contracts and Leases, (II) Fixing of Cure Amounts, and (III) Deadline to Object Thereto served by the Debtor, counterparties to the Executory Contracts were required to file Objections to Cure Amount, if any, by the Cure Amount Objection Bar Date.

b)	Objection to Disputed Cure Amounts

The Plan Sponsor shall have the right to examine any Objection to Cure Amount filed by any party, and shall have the right to object to and contest the Disputed Cure Amount asserted therein.

If an objection to a Disputed Cure Amount has not been resolved by the Bankruptcy Court or agreement of the parties by the Effective Date, the Executory Contract related to such Disputed Cure Amount shall be deemed assumed by the Reorganized Debtor effective on the Effective Date; provided, however, the Reorganized Debtor may revoke an assumption of any such Executory Contract within ten (10) days after entry of an order by the Bankruptcy Court adjudicating the objection to the Disputed Cure Amount related to the Executory Contract by filing a notice of such revocation with the Bankruptcy Court and serving a copy on the party(ies) whose Executory Contract is rejected.  Any Executory Contract identified in a revocation notice shall be deemed rejected retroactively to the Effective Date.

c)	Payment of Cure Amounts

Within ten (10) Business Days after the Effective Date, the Reorganized Debtor shall pay, in Cash, all Cure Amounts related to Executory Contracts listed on the Schedule of Assumed Contracts and Unexpired Leases, other than Disputed Cure Amounts.  Subject to the revocation rights described in Section 8.3(b) of the Plan, the Reorganized Debtor shall pay all Cure Amounts that are subject to an objection on the Effective Date within ten (10) days after entry of an order by the Bankruptcy Court resolving the objection or approving an agreement between the parties concerning the Cure Amount.

d)	No Admission of Liability.

Neither the inclusion nor exclusion of any Executory Contract by the Proponents on the Schedule of Assumed Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Proponents that any such contract or unexpired lease is in fact an Executory Contract or that the Debtor has any liability thereunder.

e)	Reservation of Rights.

Nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, causes of action, or other rights of the Debtor under any executory or non-executory contract or any unexpired or expired lease, nor shall any provision of the Plan increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtor under any such contract or lease.

4.	Rejection Claim Bar Date

Each Claim resulting from the rejection of an Executory Contract pursuant to Section 8.2 of the Plan shall be filed with the Bankruptcy Court no later than the Rejection Claim Bar Date; provided, however, any party whose Executory Contract is rejected pursuant to a revocation notice pursuant to Section 8.3 of the Plan may file a rejection damage Claim arising out of such rejection within 30 days after the filing of the revocation notice with the Bankruptcy Court.  Any Claim resulting from the rejection of an Executory Contract not filed by the applicable deadline shall be discharged and forever barred, and shall not be entitled to any Distributions under the Plan.  The Distribution Trustee shall have the right to object to any rejection damage Claim.

5.	Indemnification Obligations

Any obligation of the Debtor to indemnify, reimburse, or limit the liability of any Person, including any officer or director of the Debtor, or any agent, professional, financial advisor, or underwriter of any securities issued by the Debtor, relating to any acts or omissions occurring before the Petition Date, whether arising pursuant to charter, bylaws, contract or applicable state law, shall be deemed to be, and shall be treated as, an Executory Contract and (a) shall be deemed to be rejected, canceled, and discharged pursuant to the Plan as of the Effective Date and (b) any and all Claims resulting from such obligations are disallowed under section 502(e) of the Bankruptcy Code or other applicable grounds, including section 502(d) or violations of sections 327, 362, 363 or other requirements of the Bankruptcy Code, or, if any court of applicable jurisdiction rules to the contrary, such Claim shall  be estimated pursuant to section 502(c) of the Bankruptcy Code in the amount of $0 or such other amount as the Bankruptcy Court shall determine.  Notwithstanding any of the foregoing, nothing contained in the Plan impacts, impairs, or prejudices the rights of the Distribution Trustee to pursue the Distribution Trust Avoidance Actions.

6.	Treatment of Compensation and Benefit Programs

The Plan Sponsor intends to assume the following employee benefit plans, (1) Aetna medical and dental PPO plans, (2) flexible spending arrangements, (3) VSP vision plan, (4) Short/Long Term Disability, Basic Life, Voluntary Term Life, Accident, Cancer and Critical Illness insurance coverage, and (5) group health insurance coverage continuation through COBRA.

Vacation and/or paid time off policies will be available on the Effective Date for employees of the Reorganized Debtor employed on the Effective Date that have not received a notice of termination prior to or on the Effective Date, subject to the Reorganized Debtor’s right to modify or terminate such policies at any time or to substitute other policies, in accordance with applicable nonbankruptcy law.  The Reorganized Debtor shall fully comply with all applicable law with regards to accrued paid time off.

The Plan Sponsor will not assume any employment, severance, bonus, incentive, commission, compensation or similar agreement (or any agreement outside the ordinary course of business) with any employees, officers or directors.  The Plan Sponsor will reject the 401(k) plan, and the Debtor shall take all steps necessary prior to the Effective Date to effectuate termination of the 401(k) plan.  The Plan Sponsor will not assume the Employee Handbook.

On the Effective Date, any and all equity based incentive plans or stock ownership plans of the Debtor entered into before the Effective Date, or other agreements or documents giving rise to equity interests, including the contingent cash components of any such plans, agreements, or documents, shall be immediately terminated without any action of the Debtor, the Reorganized Debtor or the Plan Sponsor.  To the extent such plans, agreements or documents are considered to be executory contracts, such plans, agreements or documents shall be deemed to be, and shall be treated as though they are, executory contracts that are rejected pursuant to section 365 of the Bankruptcy Code under the Plan.  Any Claims resulting from such rejection shall constitute Subordinated Claims pursuant to section 510(b) of the Bankruptcy Code, except that Claims for contingent cash components of any such plans, agreements or documents shall constitute General Unsecured Claims.  From and after the Effective Date, all stock options and other equity awards outstanding or issued at such time, whether included in a contract, agreement or otherwise, will have no value, shall be cancelled and expire and thus will not entitle any holder thereof to purchase or otherwise acquire any equity interests in the Reorganized Debtor.

F.	Provisions Governing Distributions

1.	Distributions for Allowed Claims

a)	In General.

The Distribution Trustee shall make all Distributions required to be made under the Plan, including Distributions from the Distribution Trust.

b)	Distributions on Allowed Claims Only.

Distributions from Available Cash shall be made only to the holders of Allowed Claims.  Until a Disputed Claim becomes an Allowed Claim, the holder of that Disputed Claim shall not receive a Distribution from Available Cash.

c)	Place and Manner of Payments of Distributions.

Except as otherwise specified in the Plan, Distributions from Available Cash shall be made by mailing such Distribution to the Creditor at the address listed in any proof of claim filed by the Creditor or at such other address as such Creditor shall have specified for payment purposes in a written notice received by the Distribution Trustee at least 20 days before a Distribution Date.  If a Creditor has not filed a proof of claim or interest or sent the Distribution Trustee a written notice of payment address, then the Distribution(s) for such Creditor will be mailed to the address identified in the Schedules of Assets and Liabilities.  The Distribution Trustee shall distribute any Cash by wire, check, or such other method as it deems appropriate under the circumstances.  Before receiving any Distributions, all Creditors, at the request of the Distribution Trustee, must provide written notification of their respective Federal Tax Identification Numbers or Social Security Numbers to the Distribution Trustee; otherwise, the Distribution Trustee may suspend Distributions to any Creditors who have not provided their Federal Tax Identification Numbers or Social Security Numbers.

d)	Undeliverable Distributions.

If a Distribution made from Available Cash to any Creditor is returned as undeliverable, the Distribution Trustee shall use reasonable efforts to determine such Creditor’s then current address.  If the Distribution Trustee cannot determine, or is not notified of, a Creditor’s then current address within six months after the Effective Date, the Distribution reserved for such Creditor shall be deemed an unclaimed Distribution, and Section 7.5(e) of the Plan shall be applicable thereto.

e)	Unclaimed Distributions.

If the current address for a Creditor entitled to a Distribution from Available Cash under the Plan has not been determined within six months after the Effective Date or such Creditor has otherwise not been located or submitted a valid Federal Tax Identification Number or Social Security Number to the Distribution Trustee, then such Creditor (i) shall no longer be a Creditor and (ii) shall be deemed to have released such Claim.

f)	Withholding.

The Distribution Trustee may at any time withhold from a Distribution from Available Cash to any Person (except the Internal Revenue Service) amounts sufficient to pay any tax or other charge that has been or may be imposed on such Person with respect to the amount distributable or to be distributed under the income tax laws of the United States or of any state or political subdivision or entity by reason of any Distribution provided for in the Plan, whenever such withholding is determined by the Distribution Trustee (in its sole discretion) to be required by any law, regulation, rule, ruling, directive, or other governmental requirement.  The Distribution Trustee, in the exercise of its sole discretion and judgment, may enter into agreements with taxing or other authorities for the payment of such amounts that may be withheld in accordance with the provisions of this section.

g)	Dissolution.

i. The Distribution Trustee and Distribution Trust shall be discharged or dissolved, as the case may be, at such time as all of the Distribution Trust Assets have been distributed pursuant to the Plan and the Distribution Trust Agreement; provided, however, that in no event shall the Distribution Trust be dissolved later than three (3) years from the creation of the Distribution Trust unless the Bankruptcy Court, upon motion within the six-month period prior to the third (3rd) anniversary (or within the six-month period prior to the end of an extension period), determines that a fixed period extension (not to exceed three (3) years, together with any prior extensions, without a favorable private letter ruling from the Internal Revenue Service or an opinion of counsel satisfactory to the Distribution Trustee that any further extension would not adversely affect the status of the trust as a liquidating trust for United States federal income tax purposes) is necessary to facilitate or complete the liquidation of the Distribution Trust Assets.

ii. If at any time the Distribution Trustee determines, in reliance upon such professionals as a Distribution Trustee may retain, that the expense of administering the Distribution Trust so as to make a final distribution to Distribution Trust Beneficiaries is likely to exceed the value of the assets remaining in the Distribution Trust, the Distribution Trustee may (i) reserve any amount necessary to dissolve the Distribution Trust, (ii) donate any balance to a charitable organization (A) described in section 501(c)(3) of the Internal Revenue Code, (B) exempt from United States federal income tax under section 501(a) of the Internal Revenue Code, (C) not a “private foundation,” as defined in section 509(a) of the Internal Revenue Code, and (D) that is unrelated to the Debtor, the Distribution Trust, and any insider of the Distribution Trustee, and (iii) dissolve the Distribution Trust.

2.	Procedures Regarding Distributions from the Distribution Trust

Procedures regarding Distributions from the Distribution Trust to holders of Class 3 Allowed General Unsecured Claims shall be governed by the Distribution Trust Agreement.

G.	Procedures for Resolution of Disputed Claims

1.	Right to Object to Claims

The Plan Sponsor and the Reorganized Debtor shall have the authority, but not the obligation, to object to, litigate, and settle, the amount, priority or the extent of any Administrative Claim, Secured Claim, Allowed Priority Tax Claim, or Allowed Priority Unsecured Non-Tax Claim.  Notwithstanding anything to the contrary in the Plan, subject to the terms and conditions set forth in the Distribution Trust Agreement and the rights of the Oversight Board thereunder, and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, except insofar as a Claim is Allowed under the Plan on and after the Effective Date, the Distribution Trustee shall have the authority, but not the obligation, to: (1) file, withdraw or litigate to judgment objections to and requests for estimation of Claims; (2) settle or compromise any Disputed Claim without any further notice to or action, order or approval by the Bankruptcy Court; and (3) administer and adjust the Claims register to reflect any such settlements or compromises without any further notice to or action, order or approval by the Bankruptcy Court.  The Distribution Trustee shall succeed to any pending objections to Claims filed by the Debtor prior to the Effective Date, and shall have and retain any and all rights and defenses the Debtor had immediately prior to the Effective Date with respect to any Disputed Claim, including the causes of action retained under the Plan.  The Reorganized Debtor shall provide commercially reasonable assistance and cooperation to the Distribution Trustee in connection with the Distribution Trustee’s prosecution of objections to Claims, including, without limitation, access to the books and records of the Debtor or the Reorganized Debtor (as the case may be) and other information reasonably requested by the Distribution Trustee to enable the Distribution Trustee to perform its obligations under the Distribution Trust Agreement.

2.	Deadline for Objecting to Claims

Objections to Claims must be filed with the Bankruptcy Court, and a copy of the objection must be served on the subject Creditor before the expiration of the Claim Objection Deadline (unless such period is further extended by subsequent orders of the Bankruptcy Court); otherwise such Claims shall be deemed Allowed in accordance with section 502 of the Bankruptcy Code.  The objection shall notify the Creditor of the deadline for responding to such objection.

3.	Deadline for Responding to Claim Objections

Within 30 days after service of an objection, or such other date as is indicated on such objection or the accompanying notice thereof, the Creditor whose Claim was objected to must file a written response to the objection with the Bankruptcy Court and serve a copy on the Distribution Trustee.  Failure to file a written response within the 30-day time period shall constitute a waiver and release of that portion of the subject Claim that was subject to the objection, and shall cause the Bankruptcy Court to enter a default judgment against the non-responding Creditor or granting the relief requested in the claim objection.

4.	Right to Request Estimation of Claims

Pursuant to section 502(c) of the Bankruptcy Code, the Debtor, the Reorganized Debtor, and the Distribution Trustee may request estimation or liquidation of any Disputed Claim that is contingent or unliquidated or any Disputed Claim arising from a right to an equitable remedy or breach of performance.

H.	Injunctions, Releases, and Discharge

1.	Discharge and Release

Except as otherwise expressly provided in the Plan, the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, against the Debtor or its Estate, assets, properties or interests in property. Except as otherwise provided herein, or in any Plan Documents, on the Effective Date, all Claims against and Interests in the Debtor shall be satisfied, discharged, and released in full.  The Reorganized Debtor and other Protected Parties shall not be responsible or liable for any duties, obligations, responsibilities, or liabilities of the Debtor except those expressly assumed by them in the Plan.

2.	Discharge Injunction

Except as otherwise expressly provided in the Plan, the discharge and release set forth in Section 11.1 of the Plan shall also operate as an injunction permanently prohibiting and enjoining the commencement or continuation of any action or the employment of process with respect to, or any act to collect, recover from, or offset (a) any Claim discharged and released in Section 11.1 of the Plan and (b) any cause of action, whether known or unknown, based on the same subject matter as any Claim discharged and released in Section 11.1 of the Plan.  Except as otherwise expressly provided in the Plan, all Persons shall be precluded and forever barred from asserting against the Protected Parties, their successors or assigns, or their assets, properties, or interests in property any other or further Claims, or any other right to legal or equitable relief regardless of whether such right can be reduced to a right to payment, based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not the facts of or legal bases therefor were known or existed prior to the Effective Date.

3.	Exoneration and Reliance

To the extent allowed by law, none of the Protected Parties shall be liable (other than for parties in interest in this Bankruptcy Case with respect to criminal liability under applicable law, willful misconduct or bad faith under applicable law, or ultra vires acts under applicable law) to any holder of a Claim, or Interest or any other Person with respect to any action, omission, forbearance from action, decision, or exercise of discretion taken from the Petition Date through the Effective Date in connection with (a) the management or operation of the Debtor or the discharge of its duties under the Bankruptcy Code, (b) the solicitation, negotiation, or implementation of any of the transactions provided for, or contemplated in, the Plan or other Plan Documents, (c) any action taken in connection with either the enforcement of the rights of the Debtor against any Persons or the defense of Claims asserted against the Debtor with regard to the Bankruptcy Case or otherwise, (d) any action taken in the negotiation, formulation, preparation, development, proposal, solicitation, disclosure, confirmation, or implementation of the Plan, other Plan Documents, or any other settlement, contract or transaction with the Estate, (e) the administration of the Plan or the assets and property to be distributed pursuant to the Plan or any other order of the Bankruptcy Court, or (f) the administration of the Debtor’s Estate. The Protected Parties shall be deemed to have participated in the Bankruptcy Case and each Bankruptcy Court-approved transaction or contract with the Debtor in good faith and in compliance with all applicable provisions of the Bankruptcy Code, which shall apply exclusively.  Nothing herein or in Section 12.3 of the Plan shall prevent the enforcement of the terms of the Plan.

4.	Additional Releases

To the extent allowed by applicable law, on, and as of, the Effective Date and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Protected Parties (acting in any capacity whatsoever) shall be forever released and discharged from any and all Claims, obligations, actions, suits, rights, debts, accounts, causes of action, remedies, avoidance actions, agreements, promises, damages, judgments, demands, defenses, or claims in respect of equitable subordination, and liabilities throughout the world under any law or court ruling through the Effective Date (including all Claims based on or arising out of facts or circumstances that existed as of or prior to the Plan in the Bankruptcy Case, including Claims based on negligence or strict liability, and further including any derivative claims asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtor, its Estate, or the Reorganized Debtor would have been legally entitled by applicable law to assert in its own right, whether individually or collectively) which the Debtor, its Estate, the Reorganized Debtor, Creditors or other Persons receiving or who are entitled to receive Distributions under the Plan may have against any of them in any way related to the Bankruptcy Case or the Debtor (or its predecessors); provided, however, the releases provided for in this paragraph shall not extend to any claims by any Governmental Unit  with respect to criminal liability under applicable law, willful misconduct or bad faith under applicable law, or ultra vires acts under applicable law.  No compliance with or reliance on the applicable law or the orders of the Bankruptcy Court shall be deemed or permitted to be judged, declared, or ruled to be in any way wrongful, in bad faith, ultra vires, inequitable or otherwise subject to any sanction or punishment, all of which are preempted, superseded and negated by the Plan to the maximum extent permitted by applicable law.

5.	Exculpation

To the extent allowed by law, except in the case of a judicial finding by a Final Order of willful misconduct or bad faith, or any criminal liability or liability for ultra vires acts asserted by any Governmental Unit, no Protected Party (acting in any capacity whatsoever) shall be liable to any Person for any action, failure or omission to act or other matter related to the Debtor or the Bankruptcy Case through and including the Effective Date. All Persons are permanently enjoined from initiating a suit against any Protected Party, except in the case of a judicial finding by a Final Order of actions for willful misconduct or bad faith, or any criminal liability or liability for ultra vires acts asserted by any Governmental Unit.  Any such action by a non-Governmental Unit shall be brought in the Bankruptcy Court within 90 days after the Effective Date.  Nothing herein and in Section 11.5 of the Plan will prevent the enforcement of the terms of the Plan.

I.	Conditions to Confirmation and Effectiveness

1.	Conditions to Confirmation

The Confirmation Order will not be effective unless (a) either (i) the amount, priority or extent of the administrative, priority or secured claims are satisfactory to the Plan Sponsor in its reasonable discretion, or (ii) unless another deadline is specified herein, the Plan Sponsor shall retain the right to dispute any such claims by filing claim objections within ninety (90) days after the Effective Date, (b) the Confirmation Order shall be in form and substance acceptable to the Plan Sponsor, in its reasonable discretion, and shall provide for the Plan Sponsor and the DIP Lender to acquire the New Equity subject to the Subscription Option, free and clear of all Liens, Claims, and encumbrances of any kind, except as otherwise provided in the Plan, and (c) the final version of the Plan, Plan Supplement, and any other documents, or schedules thereto, shall have been filed in form and substance acceptable to the Plan Sponsor in its reasonable discretion.

2.	Conditions to Effectiveness

The Plan will not be effective unless (a) the conditions to confirmation above have been either satisfied, or waived, by the Plan Sponsor, (b) the Confirmation Order has been entered by the Bankruptcy Court, and no stay or injunction is in effect with respect thereto, (c) Plan Sponsor and the DIP Lender shall acquire the New Equity subject to the Subscription Option, free and clear of all Liens, Claims, and encumbrances of any kind, except as otherwise provided in the Plan, and (d) no material adverse change or development shall have occurred with respect to the Debtor’s IP or capital structure.

J.	Dissolution of Creditors’ Committee

On the Effective Date, the Creditors’ Committee shall dissolve and all members, employees, or agents thereof shall be released and discharged from all rights and duties arising from or related to the Chapter 11 Case, provided, however, that (a) the Creditors’ Committee and its respective Professionals shall be retained with respect to applications Filed or to be Filed pursuant to sections 330 and 331 of the Bankruptcy Code and (b) the Distribution Trust shall be deemed the successor the Creditors’ Committee with respect to any motions seeking to enforce the Plan and the transactions contemplated hereunder or the Confirmation Order and any pending appeals and related proceedings.

K.	Modification, Revocation or Withdrawal of the Plan

1.	Defects, Omissions, and Amendments of the Plan

The Proponents may, with the approval of the Bankruptcy Court and without notice to holders of Claims and Equity Interests, insofar as it does not materially and adversely affect holders of Claims and Equity Interests, correct any defect, omission, or inconsistency in the Plan in such a manner and to such extent necessary or desirable to expedite the execution of the Plan.  The Proponents may propose amendments or alterations to the Plan before the Confirmation Hearing as provided in section 1127 of the Bankruptcy Code if, in the opinion of the Bankruptcy Court, the modification does not materially and adversely affect the interests of holders of Claims, so long as the Plan, as modified, complies with sections 1122 and 1123 of the Bankruptcy Code and the Proponents have complied with section 1125 of the Bankruptcy Code.  The Proponents may propose amendments or alterations to the Plan after the Confirmation Date but prior to substantial consummation, in a manner that, in the opinion of the Bankruptcy Court, does not materially and adversely affect holders of Claims, so long as the Plan, as modified, complies with sections 1122 and 1123 of the Bankruptcy Code, the Proponents have complied with section 1125 of the Bankruptcy Code, and after notice and a hearing, the Bankruptcy Court confirms such Plan, as modified, under section 1129 of the Bankruptcy Code.

2.	Withdrawal of the Plan

The Proponents reserve the right to withdraw the Plan at any time prior to the Confirmation Date. If the Proponents withdraw the Plan prior to the Confirmation Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute an admission, waiver or release of any claims by or against the Debtor or any other person, or to prejudice in any manner the rights of the Debtor, the Debtor’s Estate, or any person in any further proceedings involving the Debtor.

L.	Retention of Jurisdiction

1.	Exclusive Bankruptcy Court Jurisdiction

Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain and have such jurisdiction over the Bankruptcy Case to the maximum extent as is legally permissible, including, without limitation, for the following purposes:

a.
To allow, disallow, determine, liquidate, classify or establish the priority or secured or unsecured status of or estimate any Right of Action, Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

b.	To ensure that Distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

c.
To determine any and all applications or motions pending before the Bankruptcy Court on the Effective Date of the Plan, including without limitation any motions for the rejection, assumption or assumption and assignment of any Executory Contract;

d.	To consider and approve any modification of the Plan, remedy any defect or omission, or reconcile any inconsistency in the Plan, or any order of the Bankruptcy Court, including the Confirmation Order;

e.
To determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of the Plan or any Plan Documents or any entity’s obligations in connection with the Plan or any Plan Documents, or to defend any of the rights, benefits, Estate Property transferred, created, or otherwise provided or confirmed by the Plan or the Confirmation Order or to recover damages or other relief for violations thereof;

f.	To consider and act on the compromise and settlement of any claim or cause of action by or against the Debtor, the Reorganized Debtor or the Distribution Trust;

g.
To decide or resolve any and all applications, motions, adversary proceedings, contested or litigated matters, and any other matters, or grant or deny any applications involving the Debtor that may be pending on the Effective Date or that may be brought by the Reorganized Debtor, or the Distribution Trustee (as applicable), including claims arising under Chapter 5 of the Bankruptcy Code, or any other related proceedings by the Reorganized Debtor, and to enter and enforce any default judgment on any of the foregoing;

h.	To issue orders in aid of execution and implementation of the Plan or any Plan Documents to the extent authorized by section 1142 of the Bankruptcy Code or provided by the terms of the Plan;

i.	To decide issues concerning the federal or state tax liability of the Debtor which may arise in connection with the confirmation or consummation of the Plan or any Plan Documents;

j.	To interpret and enforce any orders entered by the Bankruptcy Court in the Bankruptcy Case; and

k.	To enter an order closing this Bankruptcy Case when all matters contemplating the use of such retained jurisdiction have been resolved and satisfied.

2.	Limitations on Jurisdiction

In no event shall the provisions of the Plan be deemed to confer in the Bankruptcy Court jurisdiction greater than that established by the provisions of 28 U.S.C. §§ 157 and 1334, as well as the applicable circumstances that continue jurisdiction for defense and enforcement of the Plan and Plan Documents.  For the avoidance of doubt, however, such jurisdiction shall be deemed, by the entry of the Confirmation Order, to:

a.
Permit entry of a final judgment by the Bankruptcy Court in any core proceeding referenced in 28 U.S.C. § 157(b) and to hear and resolve such proceedings in accordance with 28 U.S.C. § 157(c) and any and all related proceedings, including, without limitation, (i) all proceedings concerning disputes with, or Rights of Action or Claims against, any Person that the Debtor or the Reorganized Debtor or its successors or assigns, may have, and (ii) any and all Rights of Action or other Claims against any Person for harm to or with respect to (x) any Estate Property, including any infringement of  IP or conversion of Estate Property, or (y) any Estate Property liened or transferred by the Debtor to any other Person;

b.
Include jurisdiction over the recovery of any Estate Property (or property transferred by the Debtor with Bankruptcy Court approval) from any Person wrongly asserting ownership, possession or control of the same, whether pursuant to sections 542, 543, 549, 550 of the Bankruptcy Code or otherwise, as well as to punish any violation of the automatic stay under section 362 of the Bankruptcy Code or any other legal rights of the Debtor under or related to the Bankruptcy Code; and

c.	Permit the taking of any default judgment against any Person who has submitted himself or herself to the jurisdiction of the Bankruptcy Court.

V.	POST-EFFECTIVE DATE OPERATIONAL/FINANCIAL INFORMATION

The Debtor and Plan Sponsor believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Reorganized Debtor.  In connection with the development of the Plan and for the purposes of determining whether the Plan satisfies this feasibility standard, the ability of the Reorganized Debtor to satisfy its financial obligations while maintaining sufficient liquidity and capital resources has been examined.

In particular, the Plan Sponsor and its affiliates have acquired more than 30 distressed software-related companies in the past 5 years.  The Plan Sponsor and its affiliates are experienced in successfully turning around distressed situations to generate sustainable profits.  The Plan Sponsor has committed to providing the Consideration to acquire the Debtor and its assets, including the IP, through acquisition of the New Equity. The Plan Sponsor believes that under its management, the Reorganized Debtor will enhance its relationships with its employees, customers and vendors, while simultaneously engaging in cost-cutting efforts to drive efficiency and profitability.  The Plan Sponsor possesses more than $20 million of liquidity and believes that it will be able to leverage its relationships, expertise and know-how to help the Reorganized Debtor thrive. Accordingly, the Plan Sponsor is confident that the Reorganized Debtor will be feasible going forward, and will not require a further reorganization.  Further, no Distributions to the creditors are dependent on any metrics related to the Reorganized Debtor.

VI.	RISK FACTORS

A.	Risks Related to Bankruptcy

1.	Parties May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class.  The Debtor believes that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtor created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests in each such Class.  Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.	The Debtor May Not Be Able to Obtain Confirmation of the Plan

With regard to any proposed plan of reorganization, the Debtor may not receive the requisite acceptances to confirm a plan.  In the event that votes from Claims in a Class entitled to vote are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtor intends to seek Confirmation of the Plan by the Bankruptcy Court.

Even if the requisite acceptances of a proposed plan are received, the Bankruptcy Court might not confirm the Plan as proposed if the Bankruptcy Court finds that any of the statutory requirements for confirmation under section 1129 of the Bankruptcy Code have not been met.

3.	The Conditions Precedent to the Effective Date of the Plan May Not Occur

As more fully set forth in the Plan, the Effective Date is subject to certain conditions precedent.  If such conditions precedent are not met or waived, the Effective Date will not occur.

4.	Risks Associated with Proving and Collecting Claims Asserted in Litigation

The ultimate recoveries under the Plan to holders of General Unsecured Claims depends in part upon the ability of the Distribution Trustee to realize favorable litigation outcomes or settlements of Distribution Trust Avoidance Actions.  It is extremely difficult to place a value on litigation, and litigation outcomes cannot be predicted.  It is possible that the Distribution Trust may recover nothing at all, or very little, on account of such litigation.

The risks in such litigation include, but are not limited to, risks associated with defenses and counter-claims of opposing parties to the litigation, the delay and expense associated with discovery and trial of factually intensive and complex disputes, and the additional delay and expense inherent in appellate review.

5.	Allowed Claims May Substantially Exceed Estimates

The projected distributions set forth in this Disclosure Statement are based upon, among other things, good faith estimates of the total amounts of Claims that will ultimately be Allowed.  The actual amount of Allowed Claims could be materially greater than anticipated, which will impact the distributions to be made to holders of Claims.

B.	Risks Related to Financial Information

The financial information contained in this Disclosure Statement has not been audited.  In preparing this Disclosure Statement, the Debtor relied on financial data derived from their books and records that was available at the time of such preparation.  Although the Debtor has used reasonable efforts to assure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtor believes that such financial information fairly reflects the financial condition of the Debtor, the Debtor is unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

VII.	CONFIRMATION OF THE PLAN

A.	The Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on Confirmation of the Plan.  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

The Bankruptcy Court has scheduled the Confirmation Hearing to commence on [DATE], 2015 at [TIME] (Eastern Time), before the Honorable Laurie Selber Silverstein, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, 6th Floor, Wilmington, Delaware 19801.  The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

Objections to Confirmation of the Plan must be filed and served so that they are actually received by no later than [DATE], 2015 at 4:00 p.m. (Eastern Time).  Unless objections to Confirmation of the Plan are timely served and filed in compliance with the Conditional Disclosure Statement Order, they may not be considered by the Bankruptcy Court.

B.	Requirements for Confirmation of the Plan

Among the requirements for the Confirmation of the Plan is that the Plan (i) is accepted by all Impaired Classes of Claims, or, if rejected by an Impaired Class of Claims, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Impaired Class of Claims; (ii) is feasible; and (iii) is in the “best interests” of Holders of Claims.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code.  The Debtor believes that:  (i) the Plan satisfies or will satisfy all of the necessary statutory requirements of chapter 11 of the Bankruptcy Code; (ii) the Debtor has complied or will have complied with all of the necessary requirements of chapter 11 of the Bankruptcy Code; and (iii) the Plan has been proposed in good faith.  Specifically, in addition to other applicable requirements, the Debtor believes that the Plan satisfies or will satisfy the following applicable Confirmation requirements of section 1129 of the Bankruptcy Code:

●	The Plan complies with the applicable provisions of the Bankruptcy Code.

●	The Debtor, as a plan proponent, has complied with the applicable provisions of the Bankruptcy Code.

●	The Plan has been proposed in good faith and not by any means forbidden by law.

●
Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment: (1) made before the Confirmation of the Plan is reasonable; or (2) is subject to the approval of the Bankruptcy Court as reasonable, if it is to be fixed after Confirmation of the Plan.

●
Either each holder of a Claim in an Impaired Class of Claims has accepted the Plan, or will receive or retain under the Plan on account of such Claim property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtor were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code.

●	Each Class of Claims that is entitled to vote on the Plan will have accepted the Plan.

●
Except to the extent a different treatment is agreed to, the Plan provides that all Administrative Claims and Allowed Priority Claims will be paid in full on the Effective Date, or as soon thereafter as is reasonably practicable.

●	At least one Class of Impaired Claims will have accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class.

●	Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor or any successors thereto.

●	All accrued and unpaid fees of the type described in 28 U.S.C. § 1930, including the fees of the U.S. Trustee, will be paid as of the Effective Date.

C.	Best Interests of Creditors / Liquidation Analysis

Often called the “best interests of creditors” test, section 1129(a)(7) of the Bankruptcy Code requires that a Bankruptcy Court find, as a condition to confirmation of a chapter 11 plan, that the plan provides, with respect to each impaired class, that each holder of a claim or an interest in such class either (i) has accepted the plan or (ii) will receive or retain under the plan property of a value that is not less than the amount that such holder would receive or retain if the debtor liquidated under chapter 7 on the Effective Date.  To make these findings, the Bankruptcy Court must: (a) estimate the cash liquidation proceeds that a chapter 7 trustee would generate if the Debtor’s Chapter 11 Case was converted to a chapter 7 case on the Effective Date and the assets of the Debtor’s estate were liquidated; (b) determine the liquidation distribution that each non-accepting holder of a Claim or an Interest would receive from such liquidation proceeds under the priority scheme dictated in chapter 7; and (c) compare the holder’s liquidation distribution to the distribution under the Plan that the holder would receive if the Plan were confirmed and consummated.

The Debtor has attached hereto as Exhibit B a liquidation analysis prepared by the Debtor’s management.  Based on this liquidation analysis, the Debtor believes that holders of Claims will receive equal or greater value as of the Effective Date under the Plan than such holders would receive in a chapter 7 liquidation.  In addition, a chapter 7 trustee would be entitled to receive an up to 3% commission under section 326(a) of the Bankruptcy Code with respect to all distributable cash received by the chapter 7 trustee, and the chapter 7 trustee would retain his or her own professionals whose fees, costs and expenses would be paid ahead of holders of Claims.

D.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Debtor, or any successor to the Debtor (unless such liquidation or reorganization is proposed in the plan).  To determine whether the Plan meets this feasibility requirement, the Debtor and Plan Sponsor have analyzed the ability of the Reorganized Debtor to meet its obligations under the Plan.  Further, as discussed in Article V of this Disclosure Statement, the Debtor and Plan Sponsor believe that the Reorganized Debtor will be viable following the Effective Date, and that the Plan therefore meets the feasibility requirements of the Bankruptcy Code. The Proponents shall present further information and evidence regarding feasibility as may be necessary in connection with Confirmation of the Plan.

E.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each class of claims or interests that is impaired under a plan accept the plan.  A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required.

A class is “impaired” unless a plan:  (a) leaves unaltered the legal, equitable and contractual rights to which the claim or the interest entitles the holder of such claim or interest; or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable or contractual rights to which such claim or interest entitles the holder of such claim or interest.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of allowed claims in that class, counting only those claims that actually voted to accept or reject the plan.  Thus, a Class of Impaired Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance.

F.	Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a plan even if all impaired classes have not accepted it, provided that the plan has been accepted by at least one impaired class of claims, determined without including the acceptance of the plan by any insider.  Notwithstanding an impaired class’s rejection or deemed rejection of the plan, such plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as “cramdown,” so long as the plan does not “discriminate unfairly” (as discussed below) and is “fair and equitable” (as discussed below) with respect to each class of claims or interests that is impaired under, and has not accepted, the plan.

To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, to the extent applicable, the Debtor shall request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code.  The Debtor reserves the right to alter, amend, modify, revoke, or withdraw the Plan, the Plan Supplement, or any schedule or exhibit, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary, subject to the written approval of the Plan Sponsor.

1.	No Unfair Discrimination

The “unfair discrimination” test applies to classes of claims or interests that reject or are deemed to have rejected a plan and that are of equal priority with another class of claims or interests that is receiving different treatment under such plan.  The test does not require that the treatment of such classes of claims or interests be the same or equivalent, but that such treatment be “fair.”  In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character).  Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly, and, accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.  The Debtor submits that if the Debtor “crams down” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured such that it does not “discriminate unfairly” against any rejecting Class.

2.	Fair and Equitable Test

The “fair and equitable” test applies to classes that reject or are deemed to have rejected a plan and are of different priority and status vis-à-vis another class (e.g., secured versus unsecured claims, or unsecured claims versus equity interests), and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class, including interest.  As to the rejecting class, the test sets different standards depending upon the type of claims or interests in such rejecting class.  The Debtor submits that if the Debtor “crams down” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured such that the applicable “fair and equitable” standards are met.

VIII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	Disclaimers

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX.  ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

This discussion is provided for information purposes only, and is based on provisions of the Internal Revenue Code of 1986, as amended (the “IRC”), Treasury Regulations promulgated thereunder, judicial authorities, and current administrative rulings and practice, all as in effect on the date hereof. Legislative, judicial, or administrative changes or interpretations enacted or promulgated after the date hereof could alter or modify the analyses set forth below with respect to the United States federal income tax consequences of the Plan.  Any such changes or interpretations may be retroactive and could significantly, and adversely, affect the United States federal income tax consequences of the Plan.

The following summary does not address the U.S. federal income tax consequences to holders of Claims not entitled to vote to accept or reject the Plan or to holders of Interests in the Debtor.  In addition, to the extent that the following discussion relates to the consequences to holders of Claims entitled to vote to accept or reject the Plan, it is limited to holders that are United States persons within the meaning of the IRC.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its particular facts and circumstances, or to certain types of holders subject to special treatment under the IRC.  Examples of holders subject to special treatment under the IRC are governmental entities and entities exercising governmental authority, foreign companies, persons who are not citizens or residents of the United States, banks and certain other financial institutions, broker-dealers, insurance companies, tax-exempt organizations, real estate investment trusts, small business investment companies, regulated investment companies, holders that are or hold their Claims through a partnership or other pass-through entity, dealers in securities or foreign currency, persons that have a functional currency other than the U.S. dollar, and persons holding Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale, or conversion transaction.  This discussion does not address the state, local or foreign tax consequences of the Plan.

The tax treatment of holders of Claims and the character, amount and timing of income, gain or loss recognized as a consequence of the Plan and the Distributions provided for by the Plan may vary, depending upon the following factors, among others: (i) whether the Claim or portion thereof constitutes a Claim for principal or interest; (ii) the type of consideration, if any, received by the holder in exchange for the Claim, and whether the holder receives Distributions under the Plan in more than one taxable year; (iii) whether the holder is a citizen or resident of the United States for tax purposes, is otherwise subject to U.S. federal income tax on a net basis, or falls into any special class of taxpayers, such as those that are excluded from this discussion as noted above; (iv) the manner in which the holder acquired the Claim; (v) the length of time that the Claim has been held; (vi) whether the Claim was acquired at a discount; (vii) whether the holder has taken a bad debt deduction or a worthless securities deduction (as applicable) with respect to the Claim or any portion thereof in the current or prior taxable years; (viii) whether the holder has previously included in gross income accrued but unpaid interest with respect to the Claim; (ix) the method of tax accounting of the holder; (x) whether the Claim is an installment obligation for U.S. federal income tax purposes; (xi) whether the Claim is considered a “security” for U.S. federal income tax purposes; and/or (xii) whether the “market discount” rules apply to the holder.  Therefore, each holder should consult such holder’s own tax advisor for tax advice with respect to that holder’s particular situation and circumstances, and the particular tax consequences to such holder of the transactions contemplated by the Plan.

A significant amount of time may elapse between the date of the Disclosure Statement and the receipt of a final Distribution under the Plan.  Events occurring after the date of the Disclosure Statement, such as new or additional tax legislation, court decisions, or administrative changes, could affect the U.S. federal income tax consequences of the Plan and the transactions contemplated thereunder.  No ruling has been or will be sought from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the tax aspects of the Plan, and no opinion of counsel has been or will be obtained by the Debtor with respect thereto.  No representations are being made regarding the particular tax consequences of the confirmation or implementation of the Plan as to any holder of a Claim.  This discussion is not binding upon the IRS or other taxing authorities.  No assurance can be given that the IRS or another authority would not assert, or that a court would not sustain, a different position from any discussed herein.

THE FOLLOWING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL.  THE FOLLOWING DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE.  THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S PARTICULAR CIRCUMSTANCES.  ACCORDINGLY, EACH HOLDER OF A CLAIM AGAINST OR INTEREST IN THE DEBTOR IS STRONGLY URGED TO CONSULT SUCH HOLDER’S TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences to Holders of Claims

1.	Receipt of Cash in Satisfaction of Claim

A holder who receives cash in exchange for its Allowed Claim will generally recognize income, gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of cash received in exchange for its Allowed Claim, and (ii) the holder’s adjusted tax basis in its Allowed Claim that is treated as exchanged for cash.  The character of such income, gain or loss as ordinary income or loss or as capital gain or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Allowed Claim in such holder’s hands, whether the Allowed Claim constitutes a capital asset in the hands of the holder, whether the Allowed Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Allowed Claim.  To the extent that any amount received by a holder of an Allowed Claim is attributable to accrued interest not previously included in the holder’s income, such amount should be taxable to the holder as interest income.  Conversely, a holder of an Allowed Claim may be able to recognize a deductible loss to the extent that any accrued interest on the Allowed Claim was previously included in the holder’s gross income but was not paid in full by the Debtor.  Such loss should be ordinary.  To the extent any amounts are paid to a holder in such holder’s capacity as an employee and which for U.S. federal income tax purposes constitute wages, such amounts will generally be treated for tax purposes as ordinary income and will be subject to withholding by the Debtor.

2.	Backup Withholding Tax and Information Reporting Requirements

Payments in respect of Allowed Claims under the Plan may be subject to applicable information reporting and backup withholding.  Backup withholding is not an additional federal income tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of income tax.  A holder of a Claim may be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

3.	Certain Tax Consequences in Relation to Distribution Trust and Creditor-Beneficiaries Thereof

As of the Effective Date, the Distribution Trust will be established for the benefit of the holders of Allowed Claims in Class 3 (General Unsecured Claims).  The tax consequences of the Plan in relation to the Distribution Trust and the beneficiaries thereof are subject to uncertainties due to, among other things, the complexity of the Plan and the lack of interpretative authority regarding certain changes in the tax law.

The Distribution Trust is intended to qualify as a liquidating trust for federal income tax purposes.  In general, a liquidating trust is not a separate taxable entity but rather is treated for federal income tax purposes as a “grantor” trust (i.e., a pass-through entity).  The IRS, in Revenue Procedure 94-45, 1994.28 I.R.B. 124, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan.  The Distribution Trust has been structured with the intention of complying with such general criteria.  Pursuant to the Plan and Distribution Trust Agreement, and in conformity with Revenue Procedure 94-45, supra, all parties (including the Distribution Trustee and the holders of beneficial interests in the Distribution Trust) are required to treat for federal income tax purposes, the Distribution Trust as a grantor trust of which the holders of the applicable Allowed Claims are the owners and grantors.  While the following discussion assumes that the Distribution Trust would be so treated for federal income tax purposes, no ruling has been requested from the IRS concerning the tax status of the Distribution Trust as a grantor trust.  Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the Distribution Trust as a grantor trust.  If the IRS were to challenge successfully such classification, the federal income tax consequences to the Distribution Trust and the beneficiaries thereof could materially vary from those discussed herein.

In general, each creditor who is a beneficiary of the Distribution Trust will recognize gain or loss in an amount equal to the difference between (i) the “amount realized” by such beneficiary in satisfaction of its applicable Allowed Claim, and (ii) such beneficiary’s adjusted tax basis in such Claim.  The “amount realized” by a beneficiary will equal the sum of cash and the aggregate fair market value of the property received by such party pursuant to the Plan (such as a beneficiary’s undivided beneficial interest in the assets transferred to the Distribution Trust).  Where gain or loss is recognized by a beneficiary in respect of its Allowed Claim, the character of such gain or loss (i.e., long-term or short-term capital, or ordinary income) will be determined by a number of factors including the tax status of the party, whether the Claim constituted a capital asset in the hands of the party and how long it had been held, whether the Claim was originally issued at a discount or acquired at a market discount and whether and to what extent the party had previously claimed a bad debt deduction in respect of the Claim.

After the Effective Date, any amount that a Creditor receives as a distribution from the Distribution Trust in respect of its beneficial interest in the Distribution Trust should not be included, for federal income tax purposes, in the party’s amount realized in respect of its Allowed Claim, but should be separately treated as a distribution received in respect of such party’s beneficial interest in the Distribution Trust.

For all federal income tax purposes, all parties (including the Distribution Trustee and the holders of beneficial interests in the Distribution Trust) will treat the transfer of assets to the Distribution Trust, in accordance with the terms of the Plan and Distribution Trust Agreement, as a transfer of those assets directly to the holders of the applicable Allowed Claims followed by the transfer of such assets by such holders to the Distribution Trust.  Consistent therewith, all parties will treat the Distribution Trust as a grantor trust of which such holders are to be owners and grantors.  Thus, such holders (and any subsequent holders of interests in the Distribution Trust) will be treated as the direct owners of an undivided beneficial interest in the assets of the Distribution Trust for all federal income tax purposes.  Accordingly, each holder of a beneficial interest in the Distribution Trust will be required to report on its federal income tax return(s) the holder’s allocable share of all income, gain, loss, deduction or credit recognized or incurred by the Distribution Trust.

Events subsequent to the date of this Disclosure Statement, such as the enactment of additional tax legislation, could also change the federal income tax consequences of the Plan and the transactions contemplated thereunder.

IX.	CERTAIN SECURITIES LAW MATTERS

A.	In General

The Plan provides for the establishment of the Distribution Trust and for the issuance of Beneficial Interests therein.  In general, beneficial interests in trusts may sometimes be subject to regulation under applicable federal and state securities laws.  However, as discussed herein, the Proponents do not believe that the Beneficial Interests constitute “securities” for purposes of applicable nonbankruptcy law.  Alternatively, even if the Beneficial Interests were to constitute “securities,” the Proponents believe that they would be exempt from registration pursuant to Bankruptcy Code section 1145(a)(1).

Further, as provided in Section 13.4 of the Plan, the Proponents believe that the New Equity in the Reorganized Debtor and the offering and issuance thereof shall be exempt from Section 5 of the Securities Act of 1933, if applicable, and from any state or federal securities laws requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security, and shall otherwise enjoy all exemptions available for Distributions of securities under a plan of reorganization in accordance with all applicable law, including, without limitation, section 1145 of the Bankruptcy Code.  As set forth in Section 13.4 of the Plan, if the issuance of the New Equity does not qualify for an exemption under section 1145 of the Bankruptcy Code, the New Equity shall be issued in a manner, which qualifies for any other available exemption from registration, whether as a private placement under Rule 506 of the Securities Act, Section 4(2) of the Securities Act, and/or the safe harbor provisions promulgated thereunder.

B.	Distribution Trust Related Matters

1.	Initial Issuance of Beneficial Interests

Unless an exemption is available, the offer and sale of a security generally is subject to registration with the United States Securities and Exchange Commission (the “SEC”) under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”).  In the opinion of the Proponents, and based on “no action” letters by the SEC, the Beneficial Interests will not be considered “securities” within the definition of Section 2(11) of the Securities Act and corresponding definitions under state securities laws and regulations (“Blue Sky Laws”) because the Beneficial Interests will be uncertificated and non-transferable other than by operation of law.  Accordingly, the Beneficial Interests should be issuable in accordance with the Plan without registration under the Securities Act or any Blue Sky Law.

Alternatively, in the event that the Beneficial Interests are deemed to constitute securities, section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and Blue Sky Laws if three principal requirements are satisfied:

A.           the securities are offered and sold under a plan of reorganization and are securities of the debtor, of an affiliate of the debtor participating in a joint plan with the debtor, or of a successor to the debtor under the plan;

B.           the recipients of the securities hold a pre-petition or administrative claim against the debtor or an interest in the debtor; and

C.           the securities are issued entirely in exchange for recipient’s claim against or interest in the debtor, or principally in such exchange and partly for cash or property.

If and to the extent that the Beneficial Interests may constitute securities, the  Proponents believe that these beneficial interests issued in respect of certain Allowed Claims will qualify as securities “of the debtor … or of a successor to the debtor” pursuant to section 1145(a)(1).  In addition, the Beneficial Interests will be issued entirely in exchange for such Claims.  Thus, the Proponents believe that the issuance of the Beneficial Interests pursuant to the Plan will satisfy the applicable requirements of section 1145(a)(1) of the Bankruptcy Code, and that such issuance should be exempt from registration under the Securities Act and any applicable Blue Sky Law.

The Proponents believe that their reliance upon the foregoing exemptions in respect of the issuance of the Beneficial Interests is consistent with positions taken by the SEC with respect to similar transactions and arrangements by other chapter 11 debtors in possession.  However, the Proponents have not sought any “no-action” letter by the SEC with respect to any such matters, and therefore no assurance can be given regarding the availability of any exemptions from registration with respect to any securities, if any, issued pursuant to the Plan.

2.	Resales

The Beneficial Interests will be subject to transfer restrictions under the terms of the Distribution Trust Agreement.  As provided in said agreement, generally, the Beneficial Interests cannot be assigned or transferred other than by operation of law, and will not be represented by certificates.

3.	Exchange Act Compliance

Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applies only to a company that has both (i) total assets in excess of $10.0 million and (ii) a class of equity securities held of record by more than 2,000 persons or 500 persons who are not accredited investors (within 120 days after the last day of the company’s fiscal year).  The Proponents believe it unlikely conditions (i) and (ii) will be deemed satisfied in respect to the Distribution Trust and Beneficial Interests, and in any event, the Distribution Trust should not be required to register under Section 12(g) of the Exchange Act.  The Proponents understand that the staff of the SEC has issued no-action letters with respect to the non-necessity of Exchange Act registration of a bankruptcy plan trust when the following are true:

A.           the beneficial interests in the trust are not represented by certificates or, if they are, the certificates bear a legend stating that the certificates are transferable only upon death or by operation of law;

B.           the trust exists only to effect a liquidation and will terminate within a reasonable period of time; and

C.           the trust will issue annual unaudited financial information to all beneficiaries.

Based on the foregoing, the Proponents believe that the Distribution Trust will not be subject to registration under the Exchange Act.  However, the views of the SEC on the matter have not been sought by the Proponents and, therefore, no assurance can be given regarding this matter.

4.	Compliance if Required

Notwithstanding the preceding discussion, if the Distribution Trustee, in relation to the Distribution Trust, determines, with the advice of counsel, that the Distribution Trust is required to comply with the registration and reporting requirements of the Exchange Act, then prior to the registration of the Distribution Trust under the Exchange Act, the Distribution Trustee (subject to the terms of the Distribution Trust Agreement) will seek to amend the Distribution Trust Agreement, to make such changes as are deemed necessary or appropriate to ensure that the Distribution Trust is not subject to registration or reporting requirements of the Exchange Act.  The Distribution Trust Agreement, as so amended, will be effective after notice and opportunity for a hearing, and the entry of an order of the Bankruptcy Court.

If the Distribution Trust Agreement, as amended, is not approved by the Bankruptcy Court or the Bankruptcy Court otherwise determines in a Final Order that registration under the Exchange Act (or any other related or similar federal laws) is required, then the Distribution Trustee will take such actions as may be required to satisfy the registration and reporting requirements of the Exchange Act (or any other related or similar federal laws).

[Remainder of Page Intentionally Left Blank]

X.	RECOMMENDATION

In the opinion of the Debtor, the Plan is superior and preferable to the alternatives described in this Disclosure Statement.  The Plan has the full support of the Creditors’ Committee.  Furthermore, the value being provided to Creditors under the Plan was subject to a competitive process through which parties other than the Plan Sponsor could have provided higher and better bids.  Accordingly, the Debtor recommends that holders of Claims entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated:  March 27, 2015

Respectfully submitted,

HIPCRICKET, INC.

s/________________________________
Name:           Todd Wilson
Title:           Chairman & CEO

ESW Capital, LLC

/s/________________________________
      Name:  Andrew Price
      Title:  Chief Financial Officer

Exhibit A

[The Plan was previously filed with the Court on March 20, 2015]

Exhibit B

Liquidation Analysis

Pursuant to Section 1129(a)(7) of the Bankruptcy Code (sometimes called the “best interests” test), the Bankruptcy Code requires that each holder of an impaired claim or equity interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date.1  The first step in meeting this test is to determine the dollar amount that would be generated from the hypothetical liquidation of the Debtor’s assets and properties in the context of a liquidation in a Chapter 7 case.  The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtor’s assets and the cash held by the Debtor at the time of the commencement of the Chapter 7 case.  Such amount is reduced by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtor’s business and the use of Chapter 7 for the purposes of a hypothetical liquidation.  Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with Section 726 of the Bankruptcy Code.

A general summary of the assumptions used in preparing the liquidation analysis follows.

1.           Estimate of Net Proceeds

Estimates were made of the cash proceeds that might be realized from the liquidation of the Debtor’s assets.  The Chapter 7 liquidation period is assumed to commence on May 15, 2015 and to last six months following the appointment of a Chapter 7 trustee.  While some assets may be liquidated in less than six months, other assets may be more difficult to collect or sell, requiring a liquidation period longer than six months; this time would allow for the collection of receivables, sale of assets, and wind-down of daily operations.  The liquidation analysis (discussed below) assumed a disposition of the Debtor’s assets in multiple transactions, rather than the disposition of its business operations as a single, going-concern entity.

2.           Liquidation Related Costs

The Debtor’s costs of liquidation under Chapter 7 would include the fees payable to a Chapter 7 trustee, as well as those that might be payable to attorneys and other professionals that such a trustee may engage.  Further, costs of liquidation would include any obligations and unpaid expenses incurred by the Debtor during the Chapter 11 case and allowed in the Chapter 7 case, such as (i) trade obligations, (ii) compensation for attorneys, financial advisors, and other professionals, and (iii) costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to Section 1102 of the Bankruptcy Code and any other committee so appointed.

3.           Distribution of Net Proceeds Under the Absolute Priority Rule

The foregoing postpetition claims, costs, expenses, fees, and such other Claims that may arise in a Chapter 7 liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition priority and unsecured claims.  Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equityholder would receive any distribution until all creditors are paid in full.

After consideration of the limited amount of cash held by the Debtor and other assets readily capable of monetization, the substantial amount of the DIP Claims, as well as the effects that a Chapter 7 liquidation would have on the ultimate proceeds,2 the Debtor believes, as summarized in the following chart, that the confirmation of the Plan will provide each creditor and equityholder with a recovery that is equal to or greater than it would receive pursuant to a liquidation of the Debtor under Chapter 7 of the Bankruptcy Code.  Specifically, as set forth below, the Debtor believes that, in a Chapter 7 case, there would likely be inadequate funds to pay all DIP Claims and administrative/priority claims, and thus, general unsecured creditors would receive no recovery from the estate in a Chapter 7 liquidation.

SUMMARY OF RECOVERIES
Claims	Class	Chapter 7	Under the Plan
Secured Claims	1	100%	100.0%
Priority Unsecured Non-Tax Claims	2	0%	100.0%
General Unsecured Claims	3	0%	17.6 – 21.4%
Subordinated Claims	4	0%	0%
Common Equity Interests in all Debtors	5	0%	0%

4.           Liquidation Analysis Detail

The following Liquidation Analysis is an estimate of the proceeds that may be generated as a result of a hypothetical liquidation of the Debtor’s assets under Chapter 7 of the Bankruptcy Code.  Underlying the Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant economic, operational and other uncertainties, and contingencies beyond the control of the Debtor or a Chapter 7 trustee.  Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtor’s assets will result in an accurate estimate of the proceeds that would be realized were the Debtor to undergo an actual liquidation.  No value was assigned to additional proceeds that might result from the sale of certain items with intangible value.  The Liquidation Analysis also does not include potential recoveries from avoidance actions.  Therefore, the actual liquidation value of the Debtor could vary materially from the estimates provided herein.  The Liquidation Analysis set forth below was based on the estimated values of the Debtors’ assets as of May 15, 2015, unless otherwise noted.  These values have not been subject to any review, compilation, or audit by any independent accounting firm.

1 Capitalized terms not defined herein have the meaning ascribed to such terms in the Plan of Reorganization of Hipcricket, Inc. (as may be amended or modified, the “Plan”).

2 Among other things, if the Chapter 11 case were converted to a Chapter 7 case, the Debtor’s estate would incur the costs of payment of a statutorily allowed sliding-scale commission to the Chapter 7 trustee, as well as the additional, substantial costs of replacement counsel and other professionals retained by the trustee to get up to speed and assist with the liquidation.  Assuming cash disbursements to creditors of approximately $2 million and the maximum percentages for chapter 7 trustee fees under Code section 326, that would equate to approximately $83,250 in chapter 7 trustee fees alone.  As noted, the trustee’s professionals and other agents would incur and charge additional amounts to the estate.

Hipcricket, Inc.
Liquidation Analysis

*Figures in thousands unless otherwise noted.

Assets	As of May 15, 2015	Estimated % Recovery - Chapter 7	Estimated Liquidation Proceeds - Chapter 7
Unrestricted Cash on Hand	$2503	100.0%	$250
Restricted Cash	$2804	0%	$0
Accounts Receivable	$3,048	80%	$2,438
Property & Equipment	$250	20%	$50
Avoidance Actions & Other Litigation	Unknown	Unknown	$0
Other Assets (including intangibles)	Unknown5	Unknown	$0
Total Assets – Estimated Proceeds for Distribution			$2,738

Less Chap. 11 Liabilities6
DIP Claims (estimate as of 5/15)	$4,072	61.1%	$2,487.5
Secured Claims	$07	100%	$0
Priority Claims	$4258	0%	$0
Administrative Claims	$1,4089	17.8%10	$250.5
Cure Claims	$23011	N/A12	N/A

Less Chap. 7 Liabilities
Chapter 7 Trustee Fees & Wind-Down Costs13

Estim. Proceeds for Distribution to General Unsecured Creditors in Chapter 7		0%	$0

Estimated Recovery for General Unsecured Creditors Under Plan:

Sources:
Distribution Trust Avoidance Actions	$0 (unknown)14
Remaining Amount of Consideration [Initial Consideration of $8,250,000 Less (Total Chap. 11 Liabilities of $6,135,000 from above)]	$2,115,000
Total Sources (a):	$2,115,000
Less
Plan Implementation Liabilities (b):	$125,000 15
Estim. Proceeds for Distribution to General Unsecured Creditors Under Plan [(a) minus (b)]:	$1,990,000
Estim. Potential Recovery for General Unsecured Creditors $9,305,000 in Allowed Claims	21.4%
Estim. Potential Recovery for General Unsecured Creditors $10,305,000 in Allowed Claims	19.3%
Estim. Potential Recovery for General Unsecured Creditors $11,305,000 in Allowed Claims	17.6%

3 Figure excludes Consideration that would have been provided by Plan Sponsor under the Plan.

4 Consisting of cash collateralizing (i) the Debtor’s credit card line of credit with Silicon Valley Bank and (ii) litigation/judgment related costs in connection with litigation with Yahoo!.  The Debtor expects that none of this cash will be released/available to the Debtor for distribution to creditors under the Plan.  Relatedly, the Debtor has assumed that the claims secured by such cash collateral accounts will be satisfied through such funds, and thus said claims are not included in the “Secured Claims” amount estimate above.

5 In its books and records, the Debtor has ascribed a book value of approximately $10.5 million to such miscellaneous assets, comprised primarily of intellectual property, goodwill and other intangible property.  However, although the liquidation of the Debtor’s intellectual property, trade name and other intangible assets may potentially have net value in a chapter 7 liquidation, no liquidation proceeds were assumed for purposes of this analysis due to the substantial uncertainty of realizable value.  As part of the bidding/sale process in the chapter 11 case, no party bid solely for the Debtor’s intellectual property.  Based on such factors, the Debtor does not believe that any potential liquidation value of such assets would be material.

6 Nothing herein is intended to prejudice or modify the rights, remedies and protections provided to ESW under the interim order and any subsequent, final order approving the ESW credit facility (collectively, the “ESW DIP Order”).  Certain assumptions which were made with respect to the DIP Claims and other claims for purposes of calculating certain of the estimates herein are not binding or constitute acknowledgements or admissions of ESW.

7 There may be some secured claims filed by equipment lessors and the like, and it is anticipated that in such cases the applicable equipment and other collateral will be returned to the lessors, in lieu of the estate paying off such claims in cash.  See also note 4.

8 Comprised of potential priority tax claims (approximately $225,000) and potential employee related and other priority claims (totaling approximately $200,000).  The Debtor has not fully analyzed all potential priority claims, some of which may in whole or in part constitute secured claims (in relation to certain tax claims), priority claims, administrative claims or general unsecured claims.

9 Comprised of (1) the estimated unpaid fees/expenses of Debtor’s and Committee’s professionals and agents totalling approximately $908,000, which is net of anticipated interim fee/expense amounts paid during the case prior to the Effective Date pursuant to the Court’s order(s) on interim compensation, takes into account the funds held in the Expense Reserve Account for the benefit of estate professionals, and includes Canaccord’s net m&a fee of $530,000 and potential $127,500 financing fee, (2) the KEIP payments proposed by the Debtor totaling $400,000, and (3) potential unpaid Ordinary Course Liabilities totaling approximately $100,000.

10 The DIP lender has agreed to a Carve-Out (as defined in the ESW DIP Order) on account of budgeted estate professionals’ fees and expenses.  To calculate the percentage above, the m&a and financing fees for Canaccord, the $400,000 in expected KEIP payments, and cure claims estimate (see note 9) were not included.

11 Potential cure claims are estimated to total approximately $230,000 based on current information, which figure will be adjusted subject to the final designation of executory contracts and unexpired leases on the Schedule of Assumed Contracts and Unexpired Leases.

12 Cure claims would not be treated and paid as administrative claims in a chapter 7 case, given the applicable contracts would be rejected.

13 See note 2.

14 Potential recoveries from avoidance actions and other litigation are highly speculative and assumed to be $0 for purposes of this analysis.

15 Such costs would include, for example, services/expenses related to making distributions to and serving notices on creditors, objecting to disputed claims, prosecuting avoidance actions and litigation, and other actions, which costs could be higher depending on, among other factors, the extent of claims objections and litigation.